Exhibit 10.49

DELAYED DRAW TERM LOAN AGREEMENT

BY AND AMONG

Spire Inc.,

BANK OF MONTREAL,

AS ADMINISTRATIVE AGENT,

BMO CAPITAL MARKETS CORP.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS LEAD ARRANGERS, LEAD BOOKRUNNERS AND SYNDICATION AGENTS,

BANK OF AMERICA, N.A.,
MORGAN STANLEY BANK, N.A.,
REGIONS BANK,
ROYAL BANK OF CANADA
and
TD SECURITIES (USA) LLC,
AS DOCUMENTATION AGENTS

AND

THE BANKS PARTY HERETO

August 22, 2025

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Page

SECTION 1. DEFINITIONS.	1
1.01 Definitions	1
1.02 Accounting Terms	28
1.03 Other Terms; Construction	28
1.04 Interest Rates	29
1.05 Divisions	29
SECTION 2. THE LOANS.	29
2.01 Delayed Draw Term Loan Commitments.	29
2.02 Method of Borrowing.	31
2.03 Notes.	32
2.04 Duration of Interest Periods and Selection of Interest Rates.	33
2.05 Interest Rates.	34
2.06 Computation of Interest	36
2.07 Fees.	36
2.08 Prepayments.	37
2.09 General Provisions as to Payments.	37
2.10 Funding Losses	39
2.11 Basis for Determining Interest Rate Inadequate or Unfair.	39
2.12 Illegality	41
2.13 Increased Cost	42
2.14 Base Rate Loans Substituted for Affected SOFR Loans	42
2.15 Capital Adequacy	42
2.16 Survival of Indemnities	43
2.17 Discretion of Banks as to Manner of Funding	43
2.18 Obligations of Banks are Several; Sharing of Payments.	43
2.19 Substitution of Bank	44
2.20 Taxes.	45
2.21 Defaulting Banks.	48
SECTION 3. [RESERVED]	49
SECTION 4. CONDITIONS PRECEDENT.	49
4.01 Conditions to Effective Date	49
4.02 All Extensions of Credit	51
SECTION 5. REPRESENTATIONS AND WARRANTIES.	53
5.01 Corporate Existence and Power	53
5.02 Corporate Authorization	53
5.03 Binding Effect	53
5.04 Governmental and Third-Party Authorization	53
5.05 Litigation	54
5.06 Taxes	54
5.07 Subsidiaries	54
5.08 No Material Adverse Effect	54

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(continued)

Page

5.09 Financial Statements	55
5.10 Compliance with Other Instruments; None Burdensome	55
5.11 ERISA.	55
5.12 Regulation U	55
5.13 Investment Company Act of 1940	56
5.14 [Reserved].	56
5.15 Labor Relations	56
5.16 Use of Proceeds	56
5.17 Compliance with Laws	56
5.18 Full Disclosure	56
5.19 OFAC; Anti-Terrorism Laws; Anti-Corruption Laws.	56
5.20 No Default	57
5.21 Affected Financial Institutions	57
5.22 Solvency	57
SECTION 6. COVENANTS.	57
6.01 Affirmative Covenants	57
6.02 Maximum Consolidated Capitalization Ratio	61
6.03 Negative Covenants	61
6.04 Use of Proceeds	63
SECTION 7. EVENTS OF DEFAULT.	64
SECTION 8. ADMINISTRATIVE AGENT	66
8.01 Appointment and Authority	66
8.02 Rights as a Bank	67
8.03 Exculpatory Provisions	67
8.04 Reliance	68
8.05 Delegation of Duties	68
8.06 Resignation of Administrative Agent	68
8.07 Non-Reliance on Administrative Agent and Other Banks	69
8.08 No Other Duties, Etc	70
8.09 Enforcement	70
8.10 [Reserved]	70
8.11 Erroneous Payments.	70
SECTION 9. GENERAL.	72
9.01 No Waiver; Remedies Cumulative	72
9.02 Right of Set-Off	73
9.03 Costs and Expenses; General Indemnity.	73
9.04 Notices.	75
9.05 Consent to Jurisdiction; Waiver of Jury Trial	76
9.06 Governing Law	77
9.07 Amendments and Waivers.	77

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(continued)

Page

9.08 References; Headings for Convenience	78
9.09 Successors and Assigns.	78
9.10 Entire Agreement	81
9.11 Severability	81
9.12 Counterparts	81
9.13 Confidentiality	82
9.14 USA Patriot Act Notice	83
9.15 Subsidiary Reference	83
9.16 No Fiduciary Duty	83
9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	84
9.18 Certain ERISA Matters.	84
9.19 Acknowledgement Regarding Any Supported QFCs	85

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Schedules

1.01 Delayed Draw Term Loan Commitments and Pro Rata Shares

2.02 Authorized Individuals

5.04 Authorizations

5.07 Subsidiaries

9.04 Notice Addresses

Exhibits

A-1 Form of Delayed Draw Term Loan Note

A-2 [Reserved]

B-1 Form of Notice of Borrowing

B-2 [Reserved]

B-3 Form of Notice of Election

B-4 [Reserved]

C Form of Compliance Certificate

D Form of Assignment and Assumption Agreement

E Solvency Certificate

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DELAYED DRAW TERM LOAN AGREEMENT

THIS DELAYED DRAW TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2025, by and among SPIRE INC., a Missouri corporation (the “Borrower”), the Banks from time to time party hereto and BANK OF MONTREAL, as Administrative Agent for the Banks.

RECITALS

A. The Borrower intends to acquire, directly or through subsidiaries or affiliates, from Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Seller”), all of the Seller’s right, title and interest in and to the Purchased Assets (as defined in the Specified Acquisition Agreement and as hereinafter referred to as, the “Specified Acquired Business”).

B. The acquisition of the Specified Acquired Business (the “Specified Acquisition”) will be effected pursuant to that certain Asset Purchase Agreement, dated as of July 27, 2025, between the Borrower and the Seller (the “Asset Purchase Agreement”).

C. In connection with the Specified Acquisition, the Borrower desires to obtain $2,480,000,000 of gross proceeds from (i) a senior unsecured bridge term loan facility of up to $1,880,000,000 (the “Bridge Facility”) and (ii) as described in this Agreement, an additional delayed draw senior unsecured asset sale bridge term loan facility of up to $600,000,000 (the “Delayed Draw Term Loan Facility” and, together with the Bridge Facility, the “Facilities”) the proceeds of which, together with cash on hand, would be used by the Borrower, in lieu of or in combination with Capital Markets Proceeds (as defined herein and which aggregate amount of Capital Markets Proceeds shall reduce the commitments or loans under the Facilities on a dollar-for-dollar basis as described herein), to (i) finance the Specified Acquisition and (ii) pay fees, commissions and expenses in connection with the Transactions (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Banks and the Administrative Agent hereby mutually covenant and agree as follows:

SECTION 1. DEFINITIONS.

1.01 Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

“Acquisition” shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any Subsidiary of the Borrower directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary

Signature Page to Spire 2025 Delayed Draw Term Loan Agreement

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voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

“Adjusted Base Rate” shall mean the Base Rate plus the Applicable Rate for Base Rate Loans.

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall mean BMO, in its capacity as administrative agent for the Banks under this Agreement and the other Transaction Documents and its successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Bank” shall have the meaning ascribed thereto in Section 2.19.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” shall mean the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Bank shall be deemed an “Affiliate” of the Borrower.

“Agreement” shall mean this Delayed Draw Term Loan Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies concerning or relating to money-laundering, bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Applicable Rate” shall mean a rate per annum equal to (a) in respect of SOFR Loans, 1.375% and (b) in respect of Base Rate Loans, 0.375%.

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“Approved Fund” shall mean any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Bank.

“Asset Purchase Agreement” shall have the meaning ascribed thereto in the recitals.

“Assignee” shall have the meaning ascribed thereto in Section 9.09(c).

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by any Bank or Assignee (with the consent of any Person whose consent is required by Section 9.09), substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Individuals” shall have the meaning ascribed thereto in Section 2.02(i).

“Availability Period”: the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Delayed Draw Term Loan Commitments pursuant to Section 7 or otherwise in accordance with the terms of this Agreement.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(b)(iv).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banks” shall mean the banks or other financial institutions from time to time party to this Agreement and their successors and permitted assigns.

“Base Rate” shall mean, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, (c) Adjusted Term SOFR for a tenor of one month plus 1% and (d) 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, provided that clause

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(c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable.

“Base Rate Loan” shall mean, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b)(iii).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such

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non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

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“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(b)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.11(b)(i).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO” shall mean Bank of Montreal.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, my duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” shall have the meaning ascribed thereto in the introductory paragraph hereof.

“Borrower’s Obligations” shall mean any and all present and future indebtedness (including principal, interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Debtor Relief Law and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding), fees, collection costs and expenses, attorneys’ fees and other amounts), liabilities and obligations (including, without limitation, indemnity obligations) of the Borrower to the Administrative Agent and other Bank, or any other Person entitled thereto evidenced by or arising under or in respect of this Agreement, any Note and/or any other Transaction Document.

“Bridge Facility” shall have the meaning ascribed thereto in the recitals.

“Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any SOFR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to Adjusted Term SOFR, any day that is a Business Day described in clause (a) and that is also a U.S. Government Securities Business Day.

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“Capital Markets Proceeds” means (a) all Net Cash Proceeds from the issuance of additional Capital Stock (including, without limitation, common equity, preferred equity, equity-linked securities, hybrid securities, convertible securities, forward sales of equity or other equity securities) in the Borrower or any of its subsidiaries to Persons other than the Borrower and any of its Subsidiaries and (b) all Net Cash Proceeds from the issuance or incurrence of Debt of the Borrower or any of its Subsidiaries to Persons other than the Borrower and any of its Subsidiaries, in each case that are received by the Borrower or any of its Subsidiaries (provided that, solely in the case of forward sales of equity, Net Cash Proceeds will be deemed received as of the date that the contract for such forward sale of equity is executed) or funded into escrow on behalf of the Borrower or any of its Subsidiaries pending the closing of the Specified Acquisition, in each case other than any such Net Cash Proceeds received from (i) the issuance or incurrence of Debt under (A) the Facilities, (B) the Existing Borrower Revolver, including any amendments, restatements, amendments and restatements, supplements or other modifications, and increases in commitments thereunder of up to an aggregate principal amount of $275,000,000; (ii) the issuance or incurrence of Debt by the Borrower or any of its Subsidiaries in the ordinary course of business, including from sale leaseback or other lease transactions in an aggregate principal amount not to exceed $100,000,000, (iii) the issuance of commercial paper and similar short-term Debt in the ordinary course of business; (iv) any issuance or sale of Capital Stock pursuant to any equity incentive plan, employee benefit or compensation plan of the Borrower or the Borrower’s dividend reinvestment plan; (v) any issuance or sale of Capital Stock by the Borrower’s Subsidiaries to the Borrower or its Subsidiaries; (vi) the issuance or incurrence of intercompany Debt among the Borrower and its direct or indirect parents or Subsidiaries; (vii) the issuance of any letters of credit in the ordinary course of business, swap agreements and any other commodity or currency derivatives in the ordinary course of business; (viii) the issuance or incurrence of any purchase money Debt, capital or synthetic lease obligations, industrial bonds or similar obligations (provided the proceeds of which would not be used to pay the cash consideration payable in respect of the Specified Acquisition); (ix) the issuance and incurrence of up to $35,000,000 aggregate principal amount of Debt of Spire Alabama Inc. (to the extent the use of proceeds thereof is to refinance its existing notes due September 2025 and is not related to the Specified Acquisition); (x) the issuance and incurrence of up to $350,000,000 aggregate principal amount of Debt of the Borrower (to the extent the use of proceeds thereof is to refinance its existing notes due March 2026 and is not related to the Specified Acquisition); and (xi) the issuance or incurrence of any trade, seller or customer finance-related financing.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in Capital Stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease” shall mean any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.

“Capitalized Lease Obligations” of any Person shall mean, as of the date of any determination thereof, the obligations of such Person to pay rent or other amounts under any

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Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control Event” shall mean:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or

(b) the Borrower, or any one or more direct or indirect wholly-owned Domestic Subsidiaries of the Borrower, shall fail to own legally or beneficially one hundred percent (100%) (by number of votes) of the Voting Stock of Spire Missouri or Spire Alabama.

“Code” shall mean the Internal Revenue Code of 1986.

“Commitment Letter” shall mean that certain commitment letter agreement, dated July 27, 2025, among BMO, BMO Capital Markets Corp. and the Borrower, as the same may from time to time be amended, modified, extended, renewed or restated.

“Commitment Termination Date” shall mean the earliest to occur of (a) the date on which the Specified Acquisition is consummated without any borrowing of Delayed Draw Term Loans, (b) the date of termination or express abandonment of the Specified Acquisition, (c) 5:00 pm (Eastern time) on Monday, April 27, 2026 (subject to one 3 month automatic extension pursuant to the terms of the Specified Acquisition Agreement as in effect on July 27, 2025), if the closing of the Specified Acquisition shall not have occurred by such time and (d) the date on which any Delayed Draw Term Loans are funded.

“Compliance Certificate” shall mean a fully completed and duly executed certificate substantially in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the

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use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Consolidated Capitalization” shall mean, as of the date of any determination thereof, the sum of Consolidated Debt of the Borrower as of such day plus Consolidated Net Worth of the Borrower as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Capitalization Ratio” shall mean, as of the date of any determination thereof, the ratio (expressed as a percentage) of Consolidated Debt of the Borrower as of such day to Consolidated Capitalization of the Borrower as of such day, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Debt” shall mean, as of the date of any determination thereof, all Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of the date of any determination thereof, the amount of the Capital Stock accounts (net of treasury stock, at cost) of the Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of the Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

“Continuing Directors” shall mean (a) the directors of the Borrower on the Effective Date, (b) those directors whose election or nomination to the board of directors (or equivalent governing body) of the Borrower was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of the board or other equivalent governing body and (c) those directors whose election or nomination to the board of directors (or equivalent government body) of the Borrower was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

“Debt” of any Person shall mean, as of the date of determination thereof, the sum of (a) all indebtedness of such Person for borrowed money or incurred in connection with the purchase or other acquisition of property (other than trade accounts payable incurred in the ordinary course of business not more than ninety (90) days past due) including, but not limited to, obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made plus (b) all Capitalized Lease Obligations of such Person plus (c) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto plus (d) all indebtedness created or arising under any conditional sale or other title

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retention agreement with respect to property acquired by such Person plus (e) all Disqualified Capital Stock issued by such Person, with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus (f) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product (but excluding, for the avoidance of doubt, any lease that constitutes an operating lease and not a Capitalized Lease under GAAP) plus (g) all Guarantees by such Person of Debt of others plus (h) for all purposes other than Section 6.02, the net obligations of such Person under any Swap Contracts plus (i) all indebtedness of the types referred to in clauses (a) through (h) above (i) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (ii) secured by any Lien (other than leases qualified as operating leases under GAAP) on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt and notwithstanding anything to the contrary set forth above, Permitted Commodity Hedging Obligations shall not constitute Debt for purposes of this Agreement.

“Debt Rating” for the Borrower shall mean, as of any date of determination, the rating as determined by any of S&P, Fitch or Moody’s of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness; provided, that if the Borrower does not have such a rating available, then the Debt Rating will be determined by reference to the issuer credit rating assigned to the Borrower by S&P, the issuer rating assigned to the Borrower by Moody’s and the issuer default rating assigned to the Borrower by Fitch (which rating shall be deemed the Debt Rating for the succeeding sentences of this paragraph).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Defaulting Bank” shall mean, subject to Section 2.21(b), any Bank that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to

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funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) becomes the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.21(b)) upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each Bank.

“Delayed Draw Term Loan Commitment” shall mean, subject to (a) any reduction of the Delayed Draw Term Loan Commitments pursuant to Section 2.01(d) and (b) assignments of the Delayed Draw Term Loan Commitments by the Banks to the extent permitted by Section 9.09, with respect to each Bank the amount set forth opposite such Bank’s name on Schedule 1.01 attached hereto and incorporated herein by reference. The aggregate amount of Delayed Draw Term Loan Commitments as of the Effective Date is $600,000,000.00.

“Delayed Draw Term Loan Facility” shall have the meaning ascribed thereto in the recitals.

“Delayed Draw Term Loan Note” shall have the meaning ascribed thereto in Section 2.03(a).

“Delayed Draw Term Loans” shall have the meaning ascribed thereto in Section 2.01(a).

“Designated Person” shall mean (a) any Person listed on a Sanctions List, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person otherwise the subject or target of any Sanctions.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for

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(whether at the option of the issuer or the holder thereof) (i) debt securities or (ii) any Capital Stock referred to in (a) or (b) above, in each case under (a), (b) or (c) above at any time on or prior to the first anniversary of the Final Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollar” or “$” shall mean dollars of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Date” shall mean the first date upon which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” shall mean, except as otherwise provided in this paragraph, any trade or business, whether or not incorporated, deemed to be under “common control” with, or a member of the same “controlled group” as the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to the Borrower: (i) a failure to meet the minimum funding standard of Section 412 of the Code by the Borrower or an ERISA Affiliate, (ii) the application by the Borrower or an ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by the Borrower or an ERISA Affiliate of any Withdrawal Liability, or the receipt by the Borrower or an ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by the Borrower or an ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or an ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or an ERISA Affiliate to enforce Section 515 of ERISA which is not dismissed within 30 days, (vii) the imposition upon the Borrower or an ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or an ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by the Borrower or an ERISA Affiliate.

“Erroneous Payment” shall have the meaning ascribed thereto in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning ascribed thereto in Section 8.11(d).

“Erroneous Payment Return Deficiency” shall have the meaning ascribed thereto in Section 8.11(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning ascribed thereto in Section 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable Lending Office is located, (b)

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any branch profits taxes imposed by a jurisdiction described in clause (a), (c) in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower under Section 2.19), any withholding tax that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Bank’s failure or inability (other than as a result of a Regulatory Change) to comply with Section 2.20(e), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) and (d) any U.S. Federal withholding taxes imposed by FATCA.

“Existing Borrower Revolver” shall mean that certain Second Amended and Restated Loan Agreement, dated as of October 11, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to July 27, 2025 or as permitted under clause (i)(B) of the definition of “Capital Markets Proceeds”), among the Borrower, the other borrowers party thereto, the banks from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other financial institutions from time to time party thereto.

“Facilities” shall have the meaning ascribed thereto in the recitals.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent from three (3) federal funds brokers of recognized standing on such day on such transactions as determined in good faith by the Administrative Agent. Notwithstanding anything to the contrary, if the Federal Funds Rate shall be less than zero, then such rate shall be deemed zero for purposes of this Agreement.

“Final Maturity Date” shall mean the earlier of (a) the end of the Availability Period (other than pursuant to clause (d) of the definition of “Commitment Termination Date”) and (b) the day that is 364 days after the funding of the Delayed Draw Term Loans; provided, that, if such date under this clause (b) is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.

“Financial Officer” shall mean the chief financial officer, vice president - finance, controller or treasurer of the Borrower.

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“Fitch” shall mean Fitch Rating Services, Inc.

“Floor” shall mean a rate of interest equal to 0%.

“Foreign Bank” shall mean any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean the date on which the Delayed Draw Term Loans are funded in accordance with this Agreement.

“GAAP” shall mean, at any time, generally accepted accounting principles at such time in the United States (subject to the provisions of Section 1.02).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any indebtedness or other obligation of any other Person who is not a Subsidiary of the Borrower (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor, or (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Debt shall be deemed to be Debt equal to the then outstanding principal amount of such Debt which has been guaranteed or such lesser amount to which the

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maximum exposure of the guarantor shall have been specifically limited. “Guarantee” when used as a verb shall have a correlative meaning.

“Indemnified Liabilities” shall have the meaning ascribed thereto in Section 9.03(b).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” shall have the meaning ascribed thereto in Section 9.03(b).

“Interest Period” shall mean, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower pursuant to Section 2.04 and subject to availability; provided that: (a) the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires; (b) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (c) subject to clause (d) below, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; (d) no Interest Period shall extend beyond the Final Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.11(b)(iv) shall be available for specification in any Notice of Borrowing or Notice of Election.

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Borrower or any Subsidiary of the Borrower in or to any Person, whether payment therefor is made in cash or Capital Stock of the Borrower or any Subsidiary of the Borrower, and whether such investment is directly or indirectly by acquisition of Capital Stock or Debt, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“Lead Arranger” shall mean each of BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., Mizuo Bank, Ltd., U.S. Bank National Association and Wells Fargo Bank, National Association, in its capacity as lead arranger, lead bookrunner and syndication agent.

“Lending Office” shall mean, with respect to any Bank, the office of such Bank designated as such in such Bank’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Bank to the Borrower and the Administrative Agent. A Bank may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to SOFR Loans, such office may be a domestic or foreign branch or Affiliate of such Bank.

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“Lien” shall mean any interest in any property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease.

“Loan” and “Loans” shall mean any or all of the Delayed Draw Term Loans.

“Material Adverse Effect” shall mean (a) a material adverse effect on the properties, assets, liabilities, business, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the Borrower’s ability to perform any of its obligations under this Agreement, any Note, and/or any other Transaction Document or (c) a material adverse effect on the validity or enforceability against the Borrower of this Agreement or any Note.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose assets exceed 10% of the total consolidated assets of the Borrower and its Subsidiaries as of the end of the most recently completed fiscal year. For the avoidance of doubt, Spire Alabama and Spire Missouri are Material Subsidiaries of the Borrower.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any transaction or event by the Borrower or any of its Subsidiaries, an amount equal to the cash proceeds received by the Borrower or such Subsidiary from or in respect of such transaction or event less (i) any out-of-pocket fees (including attorneys’ fees) costs and expenses owing or paid to a Person that is not the Borrower or an Affiliate thereof that are reasonably incurred by the Borrower or such Subsidiary in connection therewith, (ii) in the case of an asset sale or other disposition of property the amount of any Debt secured by a Lien on the related assets and discharged from the proceeds of such sale or disposition, (iii) in the case of an asset sale or other disposition of property, any Taxes (including withholding Taxes and Tax distributions) paid or reasonably estimated by the Borrower or such Subsidiary, as applicable, to be payable by such Person in respect of or in connection with such sale or disposition (provided that if the actual amount of Taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds) and (iv) any reserve for the adjustment in respect of (x) the sale price of assets involved in a sale or disposition of assets or purchase price adjustments established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after a sale or disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction.

“Non-Consenting Bank” shall mean any Bank that does not approve a consent, waiver or amendment to any Transaction Document requested by the Borrower or the Administrative Agent

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that (i) requires the approval of all Banks (or all Banks directly affected thereby) in accordance with the terms of Section 9.07 and (ii) has been approved by the Required Banks.

“Notes” shall mean any or all of the Delayed Draw Term Loan Notes.

“Notice of Borrowing” shall have the meaning ascribed thereto in Section 2.02(a).

“Notice of Election” shall have the meaning ascribed thereto in Section 2.04(a).

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made by the Borrower, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document by or with respect to the Borrower.

“Participant” shall have the meaning ascribed thereto in Section 9.09(b).

“PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Recipient” shall have the meaning ascribed thereto in Section 8.11(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Commodity Hedging Obligations” shall mean the obligations of the Borrower or any Subsidiary of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or such Subsidiary is exposed in the conduct of its business so long as (a) the management of the Borrower or such Subsidiary has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s or such Subsidiary’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes.

“Permitted Investment” shall mean, with respect to the Borrower or any Subsidiary of the Borrower, any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (a) any Investment or Acquisition the result of which would be to change substantially the nature of the business engaged in by the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (b) any Investment that is in the nature of a hostile or contested Acquisition, and (c) any Investment that would result in a Default or Event of Default with respect to the Borrower or such Subsidiary; provided, that it is expressly agreed that all Investments under

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the Borrower’s and its Subsidiary’s gas supply risk management program are Permitted Investments.

“Permitted Liens” shall mean, with respect to the Borrower or any Subsidiary of the Borrower, any of the following:

(a) Liens created pursuant to the Transaction Documents;

(b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c) Liens in respect of property imposed by law such as materialmen’s, mechanics’, carriers’, warehousemen’s, processors’ or landlords’ and other nonconsensual statutory liens incurred in the ordinary course of business, which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens or such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(d) Liens arising from good faith performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(e) encumbrances in the nature of zoning restrictions, easements, rights of way or restrictions of record on the use of real property, which in the aggregate do not, in any material respect, impair the use thereof in the ordinary conduct of business;

(f) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(g) Liens securing Debt incurred in connection with Capitalized Leases; provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property financed by such Debt;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.10 or securing appeal or other surety bonds relating to such judgments;

(i) Liens on property (i) of any Person which are in existence at the time that such Person is acquired pursuant to an Acquisition that constitutes a Permitted Investment and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets

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are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Acquisition, purchase or other acquisition, (B) such Liens are not “blanket” or all asset Liens and (C) such Liens do not attach to any other property of the Borrower or any of its Subsidiaries;

(j) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary institution in connection with statutory, common law and contractual rights relating to liens, rights of set-off, recoupment or similar rights with respect to any deposit account or other fund of the Borrower or any Subsidiary thereof;

(k) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(l) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Debt;

(m) Liens incurred in connection with a Permitted Securitization by the Borrower or any of its Subsidiaries;

(n) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(o) Liens arising from good faith deposits in connection with or to secure performance of statutory obligation and surety and appeal bonds;

(p) Liens on the proceeds of assets that were subject to Liens permitted hereunder or on assets acquired with such proceeds as a replacement of such former assets;

(q) any Lien on any assets securing purchase money Debt or Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, operating, constructing, altering, repairing or improving all or part of such assets (including any pipeline assets); provided, other than with respect to Liens on pipeline assets, such Lien attached to such asset concurrently with or within ninety (90) days after the acquisition thereof, completion of construction, improvement or repair, or commencement of commercial operation of such assets;

(r) Liens constituted by a right of set off or rights over a margin call account, or any form of cash collateral, or any similar arrangement, securing Permitted Commodity Hedging Obligations and/or physical trade obligations;

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(s) (i) Liens under the indenture of mortgage and deed of trust, dated as of February 1, 1945, between The Laclede Gas Light Company (now known as Spire Missouri Inc.) and the trustee named therein, as supplemented or otherwise amended from time to time, that secure bonds or related Debt issued from time to time pursuant thereto, and (ii) Liens under the indenture of mortgage, dated as of December 1, 1941, between Mobile Gas Service Corporation (now known as Spire Gulf Inc.) and the trustee named therein, as supplemented or otherwise amended from time to time, that secure bonds or related Debt issued from time to time pursuant thereto;

(t) Liens not otherwise permitted hereunder securing Debt or other obligations in the aggregate principal amount not to exceed 15% of the Consolidated Net Worth of the Borrower at any time outstanding, less any amount outstanding under the Permitted Securitizations of the Borrower and its Subsidiaries; and

(u) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (s) for amounts not exceeding the principal of the indebtedness (including undrawn commitments) secured by the Lien so extended, renewed or replaced; provided that such extension, renewal or replacement Lien is limited to all or part of the same property or assets that were covered by the Lien extended, renewed, or replaced (plus improvements on such property or assets);

provided, however, notwithstanding the foregoing, Permitted Liens shall not include (1) other than the Permitted Securitizations, Liens on the accounts receivable of the Borrower and its Subsidiaries generated from the sale of natural gas, (2) Liens on the natural gas inventory of the Borrower and its Subsidiaries and (3) Liens imposed by ERISA, the creation of which would result in an Event of Default under Section 7.12.

“Permitted Securitization” shall mean any sale, assignment, conveyance, grant or contribution, or series of related sales, assignments, conveyances, grants or contributions, by the Borrower or any of its Subsidiaries of any accounts receivable and related rights from its sale of natural gas, and any supporting obligations and other financial assets related thereto not to exceed, at any one time outstanding, in the aggregate (i) for each of the Borrower and Spire Missouri, $100,000,000 and (ii) for Spire Alabama, $75,000,000, that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such receivables to a trust, corporation or other entity, where the purchase of such receivables is funded or exchanged in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such receivables (provided, however, that “indebtedness” as used in this definition shall not include indebtedness incurred by any trust, partnership or other Person established by the Borrower or any of its Subsidiaries to implement a Permitted Securitization owed to the Borrower or any of its Subsidiaries, which indebtedness represents all or a portion of the purchase price or other consideration paid by such trust, partnership or other Person for such receivables or interests therein).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, other entity of any kind or government (whether national, federal, state, county, city, municipal or

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otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) which is maintained or contributed to by the Borrower or an ERISA Affiliate.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” shall mean for the item at issue, with respect to each Bank, a fraction (expressed as a percentage), the numerator of which is the portion of such item owned or held by such Bank and the denominator of which is the total amount of such item owned or held by all of the Banks. For example, (a) if the amount of the Delayed Draw Term Loan Commitment of a Bank is $1,000,000 and the total amount of the Delayed Draw Term Loan Commitments of all of the Banks is $5,000,000, such Bank’s Pro Rata Share of the Delayed Draw Term Loan Commitments would be 20% and (b) if the original principal amount of a Loan is $5,000,000 and the portion of such Loan made by one Bank is $500,000, such Bank’s Pro Rata Share of such Loan would be 10%. As of the date of this Agreement, the Pro Rata Shares of the Banks with respect to the Delayed Draw Term Loan Commitments and the Loans are as set forth on Schedule 1.01 attached hereto and incorporated herein by reference.

“Prohibited Transaction” shall mean any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Bank” shall have the respective meanings ascribed thereto in Section 2.19.

“Register” shall have the meaning ascribed thereto in Section 9.09(h).

“Regulations D, T, U and X” shall mean Regulations D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as amended, and any successor regulations.

“Regulatory Change” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives

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thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Regulatory Change, regardless of the date enacted, adopted or issued.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Required Banks” shall mean at any time Banks holding more than fifty percent (50%) of the aggregate amount of the Delayed Draw Term Loan Commitments or, if the Delayed Draw Term Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding Delayed Draw Term Loans; provided that the Delayed Draw Term Loan Commitment of, and the Delayed Draw Term Loans, as applicable, held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctioned Country” shall mean a country or territory which is at any time the subject of Sanctions.

“Sanctions” shall mean: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty’s Treasury of the United Kingdom.

“Sanctions List” shall mean any of the lists of specifically designated nationals or designated persons or entities (or equivalent) maintained by the U.S. government and administered by OFAC, the U.S. State Department or the U.S. Department of Commerce or any similar list maintained by the European Union, any other EU Member State, His Majesty’s Treasury of the

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United Kingdom, the United Nations Security Council or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Seller” shall have the meaning ascribed thereto in the recitals.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean any Loan bearing interest based on Adjusted Term SOFR.

“Solvency Certificate” shall mean a certificate duly made by a Financial Officer of the Borrower substantially in the form of Exhibit E.

“Solvent” shall mean, (a) with respect to the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, (i) the fair value and the then-present fair saleable value of any and all property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Borrower and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date of determination, represents the amount that can reasonably be expected to become an actual or matured liability), (ii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date of determination, represents the amount that can reasonably be expected to become an actual or matured liability), (iii) the Borrower and its Subsidiaries, on a consolidated basis, are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and (iv) the Borrower and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged and (b) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.

“Specified Acquired Business” shall have the meaning ascribed thereto in the recitals.

“Specified Acquisition” shall have the meaning ascribed thereto in the recitals.

“Specified Acquisition Agreement” shall mean the Asset Purchase Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, but without giving effect to any waiver, amendment, modification or consent thereunder that is materially adverse to the Banks or the Lead Arranger (as reasonably determined by the Lead Arranger) unless approved by the Lead Arranger (which approval shall not be unreasonably withheld, conditioned or delayed), it being understood and agreed that, without limiting the

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generality of the foregoing, (i) any amendment to delay the Termination Date (as defined in the Asset Purchase Agreement as in effect on July 27, 2025) (other than any extensions explicitly permitted under the Asset Purchase Agreement as in effect on July 27, 2025) shall be deemed to be a modification which is materially adverse to the Banks and the Lead Arranger, (ii) any purchase price adjustment expressly provided in the Specified Acquisition Agreement shall not be materially adverse to the Banks or the Lead Arranger, (iii) any decrease in the purchase price shall not be materially adverse to the interests of the Banks or the Lead Arranger so long as such decrease is allocated to reduce the Facilities on a pro rata basis and (iv) any increase in the purchase price shall not be materially adverse to the Banks or the Lead Arranger so long as such increase is not funded with third party debt for borrowed money.

“Specified Acquisition Agreement Material Adverse Effect” shall mean a Material Adverse Effect (as defined in the Specified Acquisition Agreement as in effect on July 27, 2025).

“Specified Acquisition Agreement Representations” shall mean the representations made by the Seller and/or the Specified Acquired Business with respect to the Specified Acquired Business in the Specified Acquisition Agreement as are material to the interests of the Banks, but only to the extent that the Borrower or one of its Affiliates has the right (determined without regard to any notice requirement) to terminate its obligations under the Specified Acquisition Agreement, or to decline to consummate the Specified Acquisition, in each case as a result of any violation or inaccuracy of such Specified Acquisition Agreement Representations in the Specified Acquisition Agreement.

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a) and (b), 5.02, 5.03, 5.10 (solely with respect to (x) conflicts with, breaches of or defaults under the Borrower’s Articles of Incorporation or Bylaws and (y) defaults under this Agreement or under indentures or other agreements evidencing, or otherwise in respect of, Debt or committed financing, in each case, in excess of $100,000,000 in principal or commitments (after giving pro forma effect to the Transactions)), 5.12, 5.13, 5.16, 5.19 and 5.22.

“Spire Alabama” shall mean Spire Alabama Inc., an Alabama corporation.

“Spire Missouri” shall mean Spire Missouri Inc., a Missouri corporation.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than fifty percent (50%) of the issued and outstanding Capital Stock entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned or controlled, directly or indirectly, by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency).

“Swap Contract” shall mean any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

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“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.

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“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transaction Documents” shall mean this Agreement, the Notes and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Administrative Agent or any Bank with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder or any of the other Borrower’s Obligations, and executed by or on behalf of the Borrower, all as the same may from time to time be amended, modified, extended, renewed or restated.

“Transactions” shall mean, collectively, the Specified Acquisition, the funding of the Facilities and/or the transactions giving rise to the Capital Markets Proceeds and all related transactions and the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” shall refer to whether a Loan is a Base Rate Loan or a SOFR Loan.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” shall mean, with respect to any corporation or other entity, any Capital Stock of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements of the Borrower required to be delivered hereunder shall be prepared in accordance with, GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Banks prior to the Effective Date or filed with the Securities and Exchange Commission; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any financial covenant in Section 6.02 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Section 6.02 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, plus or minus any associated unamortized original issue premium or discount, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.03 Other Terms; Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning

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and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.04 Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.05 Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2. THE LOANS.

2.01 Delayed Draw Term Loan Commitments.

(a) Subject to the terms and conditions set forth in this Agreement, during the Availability Period, each Bank severally agrees to make loans (each a “Delayed Draw Term Loan” and collectively the “Delayed Draw Term Loans”) to the Borrower in Dollars as the Borrower may request in a single borrowing pursuant to Section 2.02(a) in an amount up to its Delayed Draw Term Loan Commitment. Each Delayed Draw Term Loan under this Section 2.01(a) which is a Base Rate Loan shall be for an aggregate principal amount of at least $500,000. Each Delayed Draw Term Loan under this Section 2.01(a) which is a SOFR Loan shall be for an aggregate principal amount of at least $2,500,000. Each Delayed Draw Term Loan under this Section 2.01

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shall be made from the Banks severally and ratably in proportion to their respective Pro Rata Shares with respect to the Delayed Draw Term Loan Commitments. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed. Unless sooner payable pursuant to the terms of this Agreement, all Delayed Draw Term Loans, together with all accrued and unpaid interest thereon and all fees and other amounts owing by the Borrower to the Administrative Agent and/or any Bank with respect thereto shall be due and payable on the Final Maturity Date. The failure of any Bank to make any Loan required under this Agreement shall not release any other Bank from its obligation to make Loans as provided herein.

(b) During the Availability Period, Delayed Draw Term Loan Commitments shall be permanently reduced, and after the making of Delayed Draw Term Loans hereunder, Delayed Draw Term Loans shall be prepaid without premium or penalty, in each case, in an amount equal to (i) 100% of the Net Cash Proceeds received by the Borrower or its Subsidiaries from all asset sales outside the ordinary course of business and other dispositions of property (including proceeds of insurance and condemnation proceeds to the extent not used or committed to be used for assets necessary, used or useful in the operation of the Borrower’s business within 180 days thereof), in each case in excess of $50,000,000, but in each case excluding any intercompany sales or intercompany dispositions of assets and any dispositions of inventory, used or surplus equipment, and cash or cash equivalents, (ii) the aggregate amount of any decrease in the cash consideration payable in respect of the Specified Acquisition, and (iii) 100% of the Capital Markets Proceeds received by the Borrower or its subsidiaries from any facility, issuance, incurrence of Debt, Capital Stock or other transactions giving rise to the Capital Markets Proceeds; provided that all mandatory prepayments of Delayed Draw Term Loans or Delayed Draw Term Loan Commitment reductions made pursuant to (A) for the avoidance of doubt, clause (i) shall be applied first to the Delayed Draw Term Loan Facility (or permanent reduction of all commitments in respect of the Delayed Draw Term Loan Facility to $0), then second, to the extent of any excess amount, to the Bridge Facility (or as otherwise agreed between the Borrower and the lenders under the Bridge Facility), (B) clause (ii) shall be applied pro rata to the Bridge Facility and the Delayed Draw Term Loan Facility and (C) clause (iii) shall be applied first to the Bridge Facility and, if such application results in the prepayment of all loans under the Bridge Facility (or permanent reduction of all commitments in respect of the Bridge Facility to $0), then second, to the extent of any excess amount, to the Delayed Draw Term Loan Facility. Any required Delayed Draw Term Loan Commitment reduction shall be automatically effective on the same day as such Net Cash Proceeds or Capital Markets Proceeds are received or such decrease in cash consideration occurs. Any mandatory prepayment of Delayed Draw Term Loans resulting from the receipt of Net Cash Proceeds or Capital Markets Proceeds shall be made within three (3) Business Days of receipt of such Net Cash Proceeds or Capital Markets Proceeds, as the case may be. Prepayments or commitment reductions pursuant to this Section 2.01(b) shall be made on a ratable basis among the Banks based on their respective Pro Rata Shares.

(c) The Delayed Draw Term Loan Commitment of each Bank shall be terminated in full on the Commitment Termination Date.

(d) The Borrower may terminate entirely at any time, or proportionately reduce, the aggregate Delayed Draw Term Loan Commitments from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent and each Bank on a ratable basis among the Banks based on their respective Pro Rata Shares by an aggregate amount of $5,000,000 or any

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larger multiple of $1,000,000; provided, however, that any such termination or reduction shall be permanent and the Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Delayed Draw Term Loan Commitment of any Bank.

2.02 Method of Borrowing.

(a) In order to make a borrowing of Delayed Draw Term Loans (other than borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.04), Borrower shall give notice (each, a “Notice of Borrowing”) substantially in the form of Exhibit B-1 to the Administrative Agent by 11:00 a.m. (Eastern time) on the Business Day of each Base Rate Loan to be made to the Borrower, and by 11:00 a.m. (Eastern time) at least one (1) Business Day before each SOFR Loan to be made to the Borrower, specifying: (i) the date of such Delayed Draw Term Loans, which shall be a Business Day during the Availability Period; (ii) the aggregate principal amount of such Delayed Draw Term Loans; (iii) the initial Type of the Loan, provided that if the Borrower shall have failed to designate the Type of such Loan, the Borrower shall be deemed to have requested a borrowing comprised of Base Rate Loans; (iv) in the case of a SOFR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, provided that if the Borrower shall have failed to select the duration of the applicable Interest Period, then the Borrower shall be deemed to have selected an Interest Period with a duration of one (1) month and (v) the account or accounts (together with appropriate wire instructions) into which the proceeds of such borrowing are requested to be disbursed (and, in the case of multiple accounts, the applicable amounts to be disbursed into the respective accounts).

(b) Not later than 2:00 p.m. (Eastern time) on the date of the Delayed Draw Term Loan, each Bank shall make available its Pro Rata Share of such Delayed Draw Term Loan, in Dollars and in funds immediately available to the Administrative Agent at its address specified in Schedule 9.04. The Administrative Agent will make the funds so received from the Banks available to the Borrower immediately thereafter at the Administrative Agent’s aforesaid address by crediting such funds to the deposit account specified by such Borrower on the Notice of Borrowing. The Administrative Agent shall not be required to make any amount available to the Borrower hereunder except to the extent the Administrative Agent shall have received such amounts from the Banks as set forth herein, provided, however, that unless the Administrative Agent shall have been notified by a Bank prior to the time a Loan is to be made hereunder that such Bank does not intend to make its Pro Rata Share of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such Pro Rata Share available to the Administrative Agent prior to such time, and the Administrative Agent may in reliance upon such assumption, but shall not be required to, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made such amount available to the Borrower, the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith and on demand such corresponding amount, together with interest thereon in respect of each day during the period from and including the date such amount was made available to the Borrower to but excluding the date the Administrative Agent recovers such amount at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.

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(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) The obligations of the Banks hereunder to make Loans are several and not joint. The failure of any Bank to make any Loan on the requested borrowing date shall not relieve any other Bank of its corresponding obligation, if any, hereunder to do so on such date, but no Bank shall be responsible for the failure of any other Bank to so make its Loan required hereunder.

(h) Each Bank may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Bank in accordance with the terms of this Agreement.

(i) The Borrower hereby irrevocably authorizes the Administrative Agent to rely on telephonic, telegraphic, facsimile, telex or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.02 attached hereto (or any other individual from time to time authorized to act on behalf of the Borrower pursuant to a resolution adopted by the Board of Directors of the Borrower and certified by the Secretary of the Borrower and delivered to the Administrative Agent) (the “Authorized Individuals”) with respect to any request to make a Loan or a repayment by the Borrower hereunder, and on any signature which the Administrative Agent believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine; provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed on a Notice of Borrowing. The Borrower also hereby agrees to defend and indemnify the Administrative Agent and each Bank and hold the Administrative Agent and each Bank harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Loans or repayments under this Agreement; provided that the Administrative Agent and each Bank will not have any right to indemnification for any of the foregoing to the extent resulting from the Administrative Agent’s or such Bank’s own fraud, gross negligence or willful misconduct or a material breach in bad faith by the Administrative Agent or such Bank of its obligations hereunder, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.03 Notes.

(a) If requested by any Bank, the Delayed Draw Term Loans of such Bank shall be evidenced by a Delayed Draw Term Loan Note of the Borrower in substantially the form of Exhibit A-1 attached hereto and incorporated herein by reference (with appropriate insertions) (collectively, as the same may from time to time be amended, modified, extended, renewed, restated or replaced (including, without limitation, any Delayed Draw Term Loan Note issued in

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full or partial replacement of an existing Delayed Draw Term Loan Note as a result of an assignment by a Bank) the “Delayed Draw Term Loan Notes”).

(b) [Reserved].

(c) Each Bank shall record in its books and records the date, amount, Type and Interest Period (if any) of each Loan made by it to the Borrower and the date and amount of each payment of principal and/or interest made by the Borrower with respect thereto; provided, however, that the obligation of the Borrower to repay each Loan made by a Bank to the Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of such Bank to make any such recordation or any mistake by such Bank in connection with any such recordation. The books and records of each Bank showing the account between such Bank and the Borrower shall be conclusive evidence of the items set forth therein in the absence of manifest error.

(d) The Administrative Agent shall maintain the Register pursuant to Section 9.09(h), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) date, amount, Type and Interest Period (if any) of each such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Bank’s share thereof.

(e) The entries made in the books, records and Register and subaccounts maintained pursuant to Section 2.03(c) (and, if consistent with the entries of the Administrative Agent, Section 2.03(d)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Bank in accordance with the terms of this Agreement.

2.04 Duration of Interest Periods and Selection of Interest Rates.

(a) The duration of the initial Interest Period for each SOFR Loan shall be as specified in the applicable Notice of Borrowing; provided, all SOFR Loans comprising a single borrowing must at all times have the same Interest Period. The Borrower may elect to continue each such SOFR Loan made to it by selecting the duration of each subsequent Interest Period applicable to such SOFR Loan and the interest rate to be applicable during such subsequent Interest Period (and such Borrower shall have the option (i) in the case of any Base Rate Loan, to elect that such Base Rate Loan be converted into a SOFR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any SOFR Loan, to elect that such SOFR Loan be converted into a Base Rate Loan), in each case by giving written notice of such election to the Administrative Agent (each a “Notice of Election”) substantially the form of Exhibit B-3 by 11:00 a.m. (Eastern time) on the Business Day of the end of the immediately preceding Interest Period applicable thereto, in the case of the election of the Adjusted Base Rate, and by 11:00 a.m. (Eastern time) at least three (3) Business Days before the end of the immediately preceding Interest Period applicable thereto, in the case of the election of Adjusted Term SOFR; provided, however, that notwithstanding the foregoing, in

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addition to and without limiting the rights and remedies of the Administrative Agent and the Banks under Section 7 hereof, (A) any such election that SOFR Loans be converted into Base Rate Loans shall involve an aggregate principal amount of not less than $500,000; any such election that Base Rate Loans be converted into, or any continuation of, SOFR Loans shall involve an aggregate principal amount of not less than $2,500,000; and no partial conversion of SOFR Loans made pursuant to a single borrowing shall reduce the outstanding principal amount of such SOFR Loans to less than $2,500,000, (B) except as otherwise provided in Section 2.12, SOFR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a SOFR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.10 to be paid as a consequence thereof), (C) [reserved] and (D) so long as any Default or Event of Default under this Agreement has occurred and is continuing, the Borrower shall not be permitted to continue any SOFR Loan as a SOFR Loan or to convert any Base Rate Loan into a SOFR Loan.

(b) Each Notice of Election shall specify (i) the date of such election (which shall be a Business Day), (ii) in the case of an election that a Base Rate Loan be converted into a SOFR Loan, or a continuation of, SOFR Loans, the Interest Period to be applicable thereto, and (iii) the aggregate amount and Type of the Loans being converted or continued. Upon receipt of a Notice of Election by the Borrower to the Administrative Agent under this Section 2.04, the Administrative Agent shall notify each Bank promptly on the date of receipt of such notice (which must be a Business Day) of the contents thereof. If the Administrative Agent does not receive a Notice of Election for a Loan pursuant to this Section 2.04(b) as specified herein, with respect to any outstanding SOFR Loans, such SOFR Loans shall automatically be converted into Base Rate Loans upon the expiration of the current Interest Period applicable thereto (unless repaid pursuant to the terms hereof). In the event the Borrower shall have failed to select in a Notice of Election the duration of the Interest Period to be applicable to any conversion into, or continuation of, SOFR Loans, then such Borrower shall be deemed to have selected an Interest Period with a duration of one (1) month.

(c) The Borrower may not have outstanding and the Banks shall not be obligated to make to the Borrower more than one (1) SOFR Loan at any one time.

2.05 Interest Rates.

(a) So long as no Event of Default under this Agreement has occurred and is continuing each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Adjusted Base Rate. Interest shall be payable quarterly in arrears on the first Business Day of each calendar quarter commencing on the first such date after such Base Rate Loan is made, and on the Final Maturity Date (whether by reason of acceleration or otherwise); provided, that in the event the Loans are repaid or prepaid in full or the Delayed Draw Term Loan Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01, 7.02, 7.07 or 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, each Base

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Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate and such default interest shall be payable on demand. From and after the Final Maturity Date, whether by reason of acceleration or otherwise, each Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate.

(b) So long as no Event of Default under this Agreement has occurred and is continuing, each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to Adjusted Term SOFR plus the Applicable Rate for SOFR Loans. Interest shall be payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be payable at the end of the first three (3) months of such Interest Period and on the last day of such Interest Period, and on the Final Maturity Date (whether by reason of acceleration or otherwise); provided, that in the event all SOFR Loans made pursuant to a single borrowing are repaid or prepaid in full, then accrued interest in respect of such SOFR Loans shall be payable together with such repayment or prepayment on the date thereof. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01, 7.02, 7.07 or 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to two percent (2%) over and above the rate (including the Applicable Rate) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate per annum of two percent (2%) in excess of the Adjusted Base Rate and such default interest shall be payable on demand. From and after the Final Maturity Date, whether by reason of acceleration or otherwise, each SOFR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate.

(c) [Reserved].

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

(e) (i) Immediately upon the occurrence and during the continuance of an Event of Default under Section 7.01, 7.02, 7.07 or 7.08 or (ii) at the election of the Required Banks (or the Administrative Agent at the direction of the Required Banks), upon the occurrence and during the continuance of any other Event of Default, all other overdue Borrower’s Obligations (other than Borrower’s Obligations specified in subsections (a), (b) and (c) above) shall bear interest at a rate per annum equal to two percent (2%) over and above the Adjusted Base Rate and such default interest shall be payable on demand. For the avoidance of doubt, interest shall continue to accrue on the Borrower’s Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(f) Nothing contained in this Agreement or in any other Transaction Document shall be deemed to establish or require the payment of interest to any Bank at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of

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any Bank on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Bank, if from time to time thereafter the amount of interest payable for the account of such Bank on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(g) The Administrative Agent shall promptly notify the Borrower and the Banks upon determining the interest rate for each borrowing of SOFR Loans after its receipt of the relevant Notice of Borrowing or Notice of Election; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Banks with any such notice shall neither affect any obligations of the Borrower or the Banks hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Bank. Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

(h) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.06 Computation of Interest. Interest on Base Rate Loans when the Base Rate is determined by the Prime Rate shall be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All other computations of fees and interest provided hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.07 Fees.

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) The Borrower shall pay to the Administrative Agent for its own account and for the account of the Banks, as applicable, all fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

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2.08 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, given not later than 11:00 a.m. (Eastern time) on the date of such prepayment, specifying that it is prepaying Base Rate Loans made to it, prepay without penalty or premium such Base Rate Loans in whole at any time or in part in amounts aggregating $500,000 from time to time, by paying the principal amount to be paid. Each such optional prepayment shall be applied to pay the Base Rate Loans of the several Banks in proportion to their respective Pro Rata Shares.

(b) The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, given not later than 11:00 a.m. (Eastern time), specifying that it is prepaying the SOFR Loans made to it, prepay the SOFR Loans to which a given Interest Period applies, in whole, or in part in amounts aggregating $2,500,000, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.10; provided, however, that in no event may such Borrower make a partial prepayment of SOFR Loans which results in the total outstanding SOFR Loans with respect to which a given Interest Period applies being less than $2,500,000. Each such optional prepayment shall be applied to pay the SOFR Loans of the several Banks in proportion to their respective Pro Rata Shares.

(c) Each notice of prepayment under this Section 2.08 shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of SOFR Loans, the applicable Interest Period), and shall be irrevocable and shall bind the applicable Borrower to make such prepayment on the terms specified therein. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s Pro Rata Share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided that if such notice has also been furnished to the Banks, the Administrative Agent shall have no obligation to notify the Banks with respect thereto. Loans prepaid pursuant to this Section 2.08 may not be reborrowed.

2.09 General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans made to it and of fees and all other amounts payable by it under this Agreement, not later than 1:00 p.m. (Eastern time) on the date when due and payable, without condition or deduction for any counterclaim, defense, recoupment or setoff, in Dollars in immediately available funds to the Administrative Agent at its address specified in Schedule 9.04. All payments received by the Administrative Agent after 1:00 p.m. (Eastern time) shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent will distribute to each Bank in immediately available funds its Pro Rata Share of each such payment received by the Administrative Agent for the account of the Banks by 3:00 p.m. (Eastern time) on the day of receipt of such payment by the Administrative Agent if such payment is received by the Administrative Agent from the Borrower by 1:00 p.m. (Eastern time) on such day or by 3:00 p.m. (Eastern time) on the next succeeding Business Day if such payment is received by the Administrative Agent from such Borrower after 1:00 p.m. (Eastern time) on such day. Any such payment owed by the Administrative Agent to any Bank which is not paid within the applicable time period shall bear interest until paid (payable by the Administrative Agent) at the Federal

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Funds Rate. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

(b) Notwithstanding the foregoing or any contrary provision hereof, if any Bank shall fail to make any payment required to be made by it hereunder to the Administrative Agent, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, all amounts collected or received by the Administrative Agent or any Bank after acceleration of the Loans pursuant to Section 7 with respect to the Borrower shall be applied by the Administrative Agent as follows:

(i) first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of an Event of Default under Sections 7.07 or 7.08) of the Administrative Agent in connection with enforcing the rights of the Banks against the Borrower under the Transaction Documents;

(ii) second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Transaction Document by the Borrower;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of an Event of Default under Sections 7.07 or 7.08) of each of the Banks in connection with enforcing its rights against the Borrower under the Transaction Documents or otherwise with respect to the Borrower’s Obligations owing to such Bank;

(iv) fourth, to the payment of all of the Borrower’s Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing

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at the then applicable rate after the occurrence of an Event of Default under Sections 7.07 or 7.08 irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Borrower’s Obligations;

(vi) sixth, to the payment of all other Borrower’s Obligations and other obligations that shall have become due and payable under the Transaction Documents or otherwise by the Borrower and not repaid; and

(vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (B) all amounts shall be apportioned ratably among the Banks in proportion to the amounts of such principal, interest, fees or other Borrower’s Obligations owed to them respectively pursuant to clauses (iii) through (vi) above.

(e) The Borrower shall not fund all or part of any repayment of any of the Borrower’s Obligations out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

2.10 Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, (a) if for any reason there occurs any payment of principal or conversion with respect to any SOFR Loan (pursuant to Sections 2 or 7 or otherwise) on any day other than the last day of the Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.19 or any acceleration of the Loans under Section 7), (b) if the Borrower fails to borrow or pay any SOFR Loan after notice has been given by the Borrower to the Administrative Agent in accordance with Section 2.02, 2.04, 2.08 or otherwise, (c) if the Borrower fails to make any prepayment of any SOFR Loan on the date specified in a notice of prepayment given by the Borrower, (d) if there is any other failure by the Borrower to make any payments with respect to SOFR Loans made to it when due hereunder or (e) any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19, the Borrower shall reimburse each Bank on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties but excluding any loss of margin for the period after any such payment; provided that (i) with respect to losses resulting from the circumstances described in clause (a), the Borrower shall not reimburse any Bank if such losses are the result of a default by such Bank and (ii) such Bank shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of manifest error.

2.11 Basis for Determining Interest Rate Inadequate or Unfair.

(a) Circumstances Affecting Benchmark Availability. Subject to clause (b) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or

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otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Banks shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Banks of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Banks have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Banks to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Banks and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in

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connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 2.11(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.11(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

2.12 Illegality. If, after the Effective Date, any Bank shall have determined that a Regulatory Change shall make it unlawful or impossible for such Bank to make, maintain, convert, continue or fund its SOFR Loans to the Borrower, such Bank shall forthwith give notice thereof to the Administrative Agent and the Borrower. Upon such notice (a) the Borrower shall convert

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all of its then outstanding SOFR Loans from such Bank on either (i) the last day of the then current Interest Period applicable to such SOFR Loan if such Bank may lawfully continue to maintain and fund such SOFR Loan to such day or (ii) immediately if such Bank may not lawfully continue to fund and maintain such SOFR Loan to such day, to a Base Rate Loan in an equal principal amount (interest accrued on each such SOFR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10), (b) the obligation of such Bank to make, to convert Base Rate Loans into, or to continue SOFR Loans shall be suspended (including pursuant to any borrowing for which the Administrative Agent has received a Notice of Borrowing or Notice of Election but for which the date of such borrowing has not arrived), and (c) any Notice of Borrowing or Notice of Election given at any time thereafter with respect to SOFR Loans shall, as to such Bank, be deemed to be a request for a Base Rate Loan, in each case until such Bank shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.13 Increased Cost. If any Regulatory Change shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in Adjusted Term SOFR) or (ii) subject any Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) and (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on any Bank, any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Bank or participation in any SOFR Loan; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Bank of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank under this Agreement, then upon notice by such Bank to the Administrative Agent and the Borrower, which notice shall set forth such Bank’s supporting calculations and the details of the Requirements of Law, the Borrower shall pay such Bank as additional interest such additional amount or amounts as will compensate such Bank for such increased cost or reduction. The determination by any Bank under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Banks may use any reasonable averaging and attribution methods.

2.14 Base Rate Loans Substituted for Affected SOFR Loans. If notice has been given by a Bank pursuant to Sections 2.11 or 2.12 requiring SOFR Loans of any Bank to be repaid, then, unless and until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Bank to the Borrower as SOFR Loans shall be made instead as Base Rate Loans. Such Bank shall promptly notify the Administrative Agent and the Borrower if and when the circumstances giving rise to such repayment no longer apply.

2.15 Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined in good faith that a Regulatory Change affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has

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or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Delayed Draw Term Loan Commitments of such Bank or the Loans made by such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered. All determinations made in good faith by such Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. No amount payable pursuant to this Section 2.15 shall be duplicative of any amount payable pursuant to Section 2.13.

2.16 Survival of Indemnities. All indemnities and all provisions relating to reimbursement to the Banks of amounts sufficient to protect the yield to the Banks with respect to the Loans, including, without limitation, Sections 2.10, 2.13 and 2.15 hereof, shall survive the payment of the Loans, the termination of the Delayed Draw Term Loan Commitments and the other Borrower’s Obligations and the expiration or termination of this Agreement. Notwithstanding the foregoing, if any Bank fails to notify the Borrower of any funding loss or increased costs or reduction incurred which would entitle such Bank to compensation pursuant to Sections 2.10, 2.13 and/or 2.15 hereof within ninety (90) days after such Bank obtains knowledge of such funding loss or increased costs or reduction, then such Bank shall not be entitled to any compensation from the Borrower for such funding loss or increased costs or reduction.

2.17 Discretion of Banks as to Manner of Funding. Notwithstanding any provision contained in this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its SOFR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Bank’s funding losses and expenses under Section 2.10) shall be made as if such Bank had actually funded and maintained each SOFR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable SOFR Loan and bearing an interest rate equal to the applicable Term SOFR Reference Rate.

2.18 Obligations of Banks are Several; Sharing of Payments.

(a) The obligations of the Banks hereunder to make Delayed Draw Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Bank to make any Delayed Draw Term Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Delayed Draw Term Loan or to make its payment under Section 9.03(c).

(b) The Banks agree among themselves that, in the event that any Bank shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker’s lien or counterclaim, through the realization, collection, sale or liquidation of

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any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower’s Obligations in excess of its Pro Rata Share of all such payments, such Bank shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) from the other Banks participations in the Loans or other Borrower’s Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Banks share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower’s Obligations. The Banks further agree among themselves that (i) if any such excess payment to a Bank shall be rescinded or must otherwise be restored, the other Banks which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Bank whose payment shall have been rescinded or otherwise restored, without interest and (ii) the provisions of this Section shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower agrees that any Banks so purchasing a participation in the Loans or other Borrower’s Obligations of the Borrower to the other Banks may exercise all rights of set-off, banker’s lien and/or counterclaim as fully as if such Banks were a holder of such Loan or other Borrower’s Obligations in the amount of such participation. If under any applicable Debtor Relief Law any Bank receives a secured claim in lieu of a set-off to which this Section 2.18 would apply, such Banks shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 2.18 to share in the benefits of any recovery of such secured claim.

2.19 Substitution of Bank. If (i) the obligation of any Bank to make SOFR Loans has been suspended pursuant to Section 2.12, (ii) any Bank has demanded compensation under Sections 2.13 and/or 2.15 or payments from the Borrower under Section 2.20 or (iii) any Bank becomes a Defaulting Bank or Non-Consenting Bank (in each case, an “Affected Bank”), the Borrower shall have the right, with the assistance of the Administrative Agent, to, without recourse (and in accordance with and subject to the restrictions contained in, and consents required by, Section 9.09), seek a mutually satisfactory substitute bank, or other financial institution (or any combination of any of the foregoing) (which may be one or more of the Banks) (each a “Purchasing Bank”) to purchase the Delayed Draw Term Loan and Delayed Draw Term Loan Note, if any, or assume the Delayed Draw Term Loan Commitment of such Affected Bank. The Affected Bank shall be obligated to sell its Delayed Draw Term Loan Note and Delayed Draw Term Loans or assign its Delayed Draw Term Loan Commitment to such Purchasing Bank or Purchasing Banks within fifteen (15) days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount of such Delayed Draw Term Loan plus unpaid interest accrued thereon up to but excluding the date of sale plus the amount of any compensation that would be due to the Affected Bank under Section 2.10 if the Borrower had prepaid the outstanding SOFR Loans of the Affected Bank on the date of such sale. In connection with any such sale, and as conditions thereof, (A) the Borrower shall pay to the Affected Bank the sum of (y) all fees accrued for its account under this Agreement to but excluding the date of such sale, and (z) any additional compensation accrued for its account under Sections 2.13 and/or 2.15 to but excluding the date of such sale, (B) in the case of such assignment resulting from a request for compensation under Sections 2.13 and/or 2.15 or payment required to be made under Section 2.20, such assignment will result in a reduction of such compensation or payments thereafter, (C) in the case of an assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable waiver, consent or amendment and (D)

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such assignment does not conflict with applicable Requirements of Law. Upon such sale, (1) the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s Delayed Draw Term Loan Commitment or Delayed Draw Term Loan, as applicable, and the Affected Bank shall be released from its obligations under this Agreement to a corresponding extent and (2) the Affected Bank, as assignor, such Purchasing Bank, as assignee, the Borrower and the Administrative Agent shall enter into an Assignment and Assumption Agreement in accordance with Section 9.09(c), whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an Assignee under this Agreement and shall have all the rights and obligations of a Bank with a Delayed Draw Term Loan Commitment or Delayed Draw Term Loan in an amount equal to the Delayed Draw Term Loan Commitment or Delayed Draw Term Loan of the Affected Bank. In connection with any assignment pursuant to this Section, the Borrower shall pay to the Administrative Agent the administrative fee of $3,500 for processing such assignment referred to in Section 9.09(c). Upon the consummation of any sale pursuant to this Section 2.19, the Affected Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, each Purchasing Bank receives a new Note.

2.20 Taxes.

(a) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent under any Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from or in respect of any sum payable under any Transaction Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction for Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of Section 2.20(a), the Borrower shall timely pay any Other Taxes of the Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of any Indemnified Taxes or Other Taxes, respectively (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within fifteen (15) days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor, accompanied by a certificate of such Bank or the Administrative Agent (as the case may be) setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

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(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall furnish to the Administrative Agent (who shall forward the same to the applicable Bank), at its address specified in Schedule 9.04, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

(f) Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable),

(iv) if a payment made to a Bank under any Transaction Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Withholding Agent (as defined below) (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation

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reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements. “Withholding Agent” means the Borrower or the Administrative Agent, or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; provided, however, that such Bank shall inform the Borrower at such time as any previously provided tax form pursuant to Section 2.20(e) or (f) expires or becomes obsolete, other than as a result of a change in law.

(g) If the Administrative Agent or any Bank determines, in its sole discretion acting in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Bank or the Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require any Bank or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Each Bank shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.09(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are paid or payable by the Administrative Agent or the Borrower (as applicable) in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(h) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Transaction Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this Section 2.20(h).

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(i) The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Loans and the other Borrower’s Obligations.

2.21 Defaulting Banks.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i) Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Banks and in Section 9.07.

(ii) Any commitment fee payable to each Bank in respect to its unused Delayed Draw Term Loan Commitment shall cease to accrue on such Defaulting Bank’s Pro Rata Share of the average daily Delayed Draw Term Loan Commitments.

(iii) Any payment of principal, interest, fees (other than any fees described in clause (ii) above) or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan for the Borrower in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Bank to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iv) [Reserved].

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(v) [Reserved].

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Delayed Draw Term Loans to be held on a pro rata basis by the Banks in accordance with their respective Pro Rata Shares (without giving effect to Section 2.21(a)(iii)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

SECTION 3. [RESERVED]

SECTION 4. CONDITIONS PRECEDENT.

4.01 Conditions to Effective Date. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.07):

(a) receipt by the Administrative Agent of (x) this Agreement, executed by a duly authorized officer of the Borrower and each other party hereto and (y) Notes in favor of each Bank requesting a Note, all executed by a duly authorized officer of the Borrower;

(b) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower, dated as of the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, certifying and attaching the following:

(i) a copy of resolutions of the Board of Directors of the Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents;

(ii) a copy of the Articles of Incorporation of the Borrower, including any amendments thereto;

(iii) a copy of the Bylaws of the Borrower, including any amendments thereto;

(iv) an incumbency certificate, executed by the Secretary of the Borrower, which shall identify by name and title and bear the signatures of all of the officers of the Borrower executing any of the Transaction Documents;

(v) a certificate of corporate good standing of the Borrower issued by the appropriate Governmental Authorities of its jurisdiction of incorporation;

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(c) the Administrative Agent shall have received a customary legal opinion of Sidley Austin LLP as New York counsel to the Borrower;

(d) receipt by the Administrative Agent of a certificate, signed by an authorized officer of the Borrower, dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Borrower contained in this Agreement and the other Transaction Documents (A) that are qualified by materiality or Material Adverse Effect are true and correct as so qualified and (B) that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects, in each case as of the Effective Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, (iii) no Material Adverse Effect has occurred since June 30, 2025, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect and (iv) all conditions to the initial extensions of credit hereunder set forth in this Section 4.01 and in Section 4.02 have been satisfied or waived as required hereunder;

(e) the Borrower shall have paid to the Administrative Agent (i) for its own account and for the account of the Banks, as applicable, all fees due on or prior to the Effective Date as shall have been separately agreed upon in writing in the amounts so specified and (ii) the reasonable expenses of the Administrative Agent required under the Commitment Letter or any Transaction Document to be paid on or prior to the Effective Date (including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reasonable fees and expenses of counsel to the Administrative Agent) in connection with the Transactions, this Agreement and the other Transaction Documents;

(f) receipt by the Administrative Agent of copies of the financial statements referred to in Section 5.09;

(g) receipt by the Administrative Agent and the Banks of all documentation and other information requested by the Administrative Agent or such Bank that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(h) receipt by the Administrative Agent, and any Bank requesting the same, at least five (5) Business Days prior to the Effective Date of a Beneficial Ownership Certification in relation to the Borrower (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case if requested at least ten (10) Business Days prior to the Effective Date;

(i) the Lead Arranger (as defined in the Commitment Letter) shall have received a written notice from the Borrower that the Tranche B Commitments (as defined in the Commitment Letter) are reduced to $0;

(j) receipt by the Administrative Agent of a Solvency Certificate certifying that the Borrower and its Subsidiaries, on a consolidated basis as of the Effective Date, are Solvent; and

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(k) such other agreements, documents, instruments and certificates as the Administrative Agent or any Bank may reasonably request no later than five (5) Business Days prior to the Effective Date.

Without limiting the generality of the provisions of Section 8.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

4.02 All Extensions of Credit. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make any Loan to the Borrower unless:

(a) the Administrative Agent shall have received from such Borrower a Notice of Borrowing in accordance with Section 2.02(a);

(b) both immediately prior to and after the making of such Loan, no Event of Default under Section 7.01, 7.02, 7.07 or 7.08 shall exist;

(c) the Administrative Agent shall have received a Solvency Certificate certifying that the Borrower and its Subsidiaries, on a consolidated basis as of the Funding Date after giving effect to the Transactions, are Solvent;

(d) since July 27, 2025, no fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Specified Acquisition Agreement Material Adverse Effect, shall have occurred;

(e) the Administrative Agent and the Banks shall have received at least three (3) Business Days prior to the Funding Date, to the extent requested by the Administrative Agent or any Bank, all documentation and other information required by the Beneficial Ownership Regulation and regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act to the extent reasonably requested by the Administrative Agent or such Bank at least ten (10) business days prior to the Funding Date;

(f) the Administrative Agent shall have received (in each case, solely with respect to any financial statements with respect to the Specified Acquired Business, to the extent delivered to the Borrower by the Seller pursuant to the Specified Acquisition Agreement), (i) copies of (A) audited consolidated financial statements for the Borrower and its Subsidiaries (for the avoidance of doubt, not including the Specified Acquired Business) for the three (3) fiscal years most recently ended at least 60 days prior to the Funding Date and interim unaudited financial statements for the Borrower and its Subsidiaries (for the avoidance of doubt, not including the Specified Acquired Business) for each subsequent quarterly period (other than the fourth (4th) fiscal quarter) ended at least 40 days prior to the Funding Date (which, in the case of interim statements, shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100), (B) audited consolidated balance sheets of the Specified Acquired Business

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as of the fiscal years ended December 31, 2023 and December 31, 2024 and for each fiscal year of the Specified Acquired Business occurring after July 27, 2025 most recently ended at least 75 days prior to the Funding Date (which may be prepared on a carveout basis) (it being understood and agreed that the Borrower is under no obligation to conduct an audit of the Specified Acquired Business to the extent such audited financial statements are not available and not required by applicable law), (C) audited consolidated statements of operations and comprehensive income for the fiscal years ended December 31, 2023 and December 31, 2024 and for each fiscal year of the Specified Acquired Business occurring after July 27, 2025 most recently ended at least 75 days prior to the Funding Date (which may be prepared on a carve-out basis) (it being understood and agreed that the Borrower is under no obligation to conduct an audit of the Specified Acquired Business to the extent such audited financial statements are not available and not required by applicable law), (D) unaudited interim condensed consolidated balance sheets of the Specified Acquired Business and the related unaudited consolidated statements of operations, comprehensive income cash flows and changes in equity as of September 30, 2025 and for the nine-month period ended September 30, 2025 and 2024, and for the three-month period ended December 31, 2024, and to the extent any audited financial statements are delivered pursuant to the foregoing clause (B) and (C) for the year ending December 31, 2025, as of and for each of the fiscal quarters (that is not a fiscal year-end) ending after the date of the most recent financial statements delivered pursuant to the foregoing clauses (B) and (C) and at least 45 days prior to the Funding Date (in each case, which may be prepared on a carve-out basis) and (ii) pro forma consolidated financial statements for the Borrower and its Subsidiaries for the four-quarter period most recently ended at least 45 days prior to the Funding Date for which financial statements are available (provided that, if such four-quarter period ends September 30 or December 31 and is not at least 75 days prior to the Funding Date, then such financial statements shall be as of the four fiscal quarter period ended June 30 or September 30, respectively) giving pro forma effect to the Specified Acquisition and the other Transactions (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the Securities and Exchange Commission under such Securities Act of 1933, and including other adjustments reasonably acceptable to the Administrative Agent) and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Funding Date giving pro forma effect to the Specified Acquisition and the other Transactions;

(g) the Borrower shall have paid to the Administrative Agent (i) for its own account and for the account of the Banks, as applicable, all fees due on or prior to the Funding Date as shall have been separately agreed upon in writing in the amounts so specified and (ii) the reasonable expenses of the Administrative Agent required hereunder or any Transaction Document to be paid on or prior to the Funding Date (including, to the extent invoiced at least two (2) Business Days prior to the Funding Date, reasonable fees and expenses of counsel to the Administrative Agent) in connection with the Transactions, this Agreement and the other Transaction Documents;

(h) the Specified Acquisition shall have been consummated in accordance with the terms of the Specified Acquisition Agreement;

(i) (i) the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), and (ii) the Specified Representations shall be true and

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correct in all material respects (except any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)), in each case except to the extent such representation relates to a specific date or period, in which case such representation shall be true and correct in all material respects (except any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) as of such specific date or period; and

(j) the Administrative Agent shall have received a customary legal opinion from Missouri counsel to the Borrower.

Each giving of a Notice of Borrowing and the making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (b) and (i) of this Section 4.02. Without limiting the generality of the provisions of Section 8.04, for purposes of determining compliance with the conditions specified in this Section 4.02, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Administrative Agent and each Bank that:

5.01 Corporate Existence and Power. The Borrower: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers required to carry on its business as now conducted; and (c) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Transaction Documents to which it is a party are within its corporate powers and have been duly authorized by all necessary corporate and other action by it.

5.03 Binding Effect. This Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.04 Governmental and Third-Party Authorization. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority is or will

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be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Agreement or any of the other Transaction Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Effective Date will have been) made or obtained and that are (or on the Effective Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.04 and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.05 Litigation. Except as disclosed in filings with the Securities and Exchange Commission prior to the Effective Date, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against the Borrower or any of its properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) which questions the validity or enforceability with respect to the Borrower of this Agreement, any of the other Transaction Documents to which it is a party or any of the transactions contemplated hereby or thereby.

5.06 Taxes. The Borrower has filed all United States federal income tax returns and other material tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP.

5.07 Subsidiaries. Schedule 5.07 sets forth, as of the Effective Date (i) all of the Material Subsidiaries, if any, of the Borrower and (ii) as to the Borrower and each of its Material Subsidiaries, if any, the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. All outstanding shares of Capital Stock of the Borrower and each of its Material Subsidiaries, if any, are duly and validly issued, fully paid and nonassessable. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.07, as of the Effective Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of the Borrower of any of its Material Subsidiaries, if any, outstanding or reserved for any purpose.

5.08 No Material Adverse Effect. Except as disclosed in filings with the Securities and Exchange Commission prior to the Effective Date (but excluding any statement therein that is a risk factor or cautionary, predictive or forward-looking in nature), as of the Effective Date there has been no Material Adverse Effect since June 30, 2025, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

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5.09 Financial Statements. The Borrower has made available to the Administrative Agent and the Banks (x) the audited consolidated balance sheets and statements of income, capitalization, common shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal year of the Borrower ended September 30, 2024, all certified by such Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied and (y) the unaudited consolidated balance sheets and statements of income, capitalization, common shareholders’ equity and cash flows of such Borrower and its Subsidiaries as of and for the 6-month period ended June 30, 2025. Such Borrower further represents and warrants to the Administrative Agent and each Bank that the financial statements of such Borrower referred to above and their accompanying notes (if any) fairly present in all material respects the financial condition of such Borrower and its Subsidiaries as of the dates thereof.

5.10 Compliance with Other Instruments; None Burdensome. None of the execution and delivery by the Borrower of the Transaction Documents, the performance by the Borrower of its obligations under the Transaction Documents or the borrowing and/or repayment of Loans by the Borrower under this Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any of the provisions of the Articles of Incorporation or Bylaws of the Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which the Borrower is a party or subject, or by which the Borrower or any property or assets of the Borrower is bound, or result in the creation or imposition of any security interest, lien or encumbrance on any of the property or assets of the Borrower pursuant to the terms of any such material indenture, agreement, document, instrument or undertaking.

5.11 ERISA.

(a) (i) Except as would not result or be reasonably expected to result in a Material Adverse Effect: the Borrower is in compliance with the applicable provisions of ERISA, and each of its Plans is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, (ii) no ERISA Event with respect to the Borrower or any ERISA Affiliates (x) has occurred within the five-year period prior to the Effective Date, (y) has occurred and is continuing or (z) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan and (iii) the Borrower and ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA in connection with the termination of a Plan.

(b) As of the Effective Date, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay the Loans or the Delayed Draw Term Loan Commitments.

5.12 Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used (a) to purchase or carry

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margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose, in each case, in a manner that would violate Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by the Administrative Agent or any Bank, the Borrower shall furnish to the Administrative Agent and each Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

5.13 Investment Company Act of 1940. The Borrower is not an “investment company” as that term is defined in the Investment Company Act of 1940, as amended.

5.14 [Reserved].

5.15 Labor Relations. The Borrower is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended, except for any unfair labor practice that has not had or would not reasonably be expected to have a Material Adverse Effect.

5.16 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to (a) finance the Specified Acquisition and (b) pay fees, commissions and expenses in connection with the Transactions.

5.17 Compliance with Laws. The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, except where failure to be in compliance would not have or would not reasonably be expected to have a Material Adverse Effect.

5.18 Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, the Lead Arranger or any Bank by or on behalf of the Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the other Transaction Documents to which it is a party, when taken together with disclosures made in the Borrower’s filings with the Securities and Exchange Commission, is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading in any material respect; provided that, with respect to projections, budgets and other estimates, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.19 OFAC; Anti-Terrorism Laws; Anti-Corruption Laws.

(a) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors,

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officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) The Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Designated Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(d) No part of the proceeds of the Loans will be used by the Borrower (i) in violation of Anti-Corruption Laws or applicable Sanctions or (ii) for the purpose of financing any activities or business of or with any Designated Person.

(e) The Borrower will notify the Administrative Agent and each Bank that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

5.20 No Default. No Default or Event of Default under this Agreement has occurred and is continuing.

5.21 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

5.22 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 6. COVENANTS.

6.01 Affirmative Covenants. The Borrower covenants and agrees that, so long as (a) any Bank has any obligation to make any Loan to it under this Agreement and/or (b) any of such Borrower’s Obligations remain unpaid (other than contingent indemnification or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted):

(a) Information. The Borrower will make available, deliver or cause to be delivered to the Administrative Agent (who shall forward copies thereof to each Bank):

(i) within ninety (90) days (or such additional extended period as allowed by the Securities and Exchange Commission, not to exceed fifteen (15) days) after the end of each fiscal year of the Borrower: an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, capitalization, common shareholders’ equity and cash flows for such fiscal year, including notes thereto, setting forth in each case, in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with

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GAAP, together with a report and opinion thereon by Deloitte & Touche LLP or any other independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP; provided, however, that making available to the Administrative Agent copies of the Annual Report on Form 10-K of the Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a)(i);

(ii) within forty-five (45) days (or such additional extended period as allowed by the Securities and Exchange Commission, not to exceed fifteen (15) days) after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income, common shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of the Borrower’s previous fiscal year, all in reasonable detail and satisfactory in form to the Required Banks and certified (subject to normal year-end adjustments and absence of footnote disclosures) as to fairness of presentation, consistency and compliance with GAAP by the chief financial officer of the Borrower; provided, however, that making available to the Administrative Agent copies of the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.01(a)(ii);

(iii) within the timeframes outlined in Sections 6.01(a)(i) and (ii) above, as applicable, a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit C and incorporated herein by reference (A) stating whether there exists on the date of such certificate any Default or Event of Default and, if any such Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (B) certifying whether the Borrower is in compliance with the financial covenant contained in Section 6.02; and

(iv) with reasonable promptness, such further information regarding the business, affairs and financial condition of the Borrower as the Administrative Agent or any Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) the Borrower notifies the Administrative Agent that such documents have become available on the Security Exchange Commission’s EDGAR Database; (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed in Schedule 9.04; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet

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website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify the Administrative Agent and each Bank (by facsimile or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) Corporate Existence; Maintenance of Properties; Insurance. The Borrower will do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property or assets requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect, (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Borrower, are no longer useful or desirable in the conduct of the business of the Borrower and (iv) maintain with financially sound and reputable insurance companies insurance or through its own program of self-insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(c) Compliance with Laws, Regulations, Etc. The Borrower will, and will cause each of its Subsidiaries, to comply with any and all Requirements of Law applicable in respect of the conduct of its business and ownership and operation of its properties and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its properties or assets or to the conduct of its business, the violation of which or the failure to comply with or obtain would reasonably be expected to have a Material Adverse Effect.

(d) Notices. The Borrower will notify the Administrative Agent in writing of any of the following within five (5) Business Days (as to Section 6.01(d)(i) below to the extent continuing on the date of such statement) and within fifteen (15) Business Days (as to Sections 6.01(d)(ii), 6.01(d)(iii) and 6.01(d)(iv) below) after any of the Financial Officers of the Borrower has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

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(i) the occurrence of any Default or Event of Default;

(ii) the entry of any judgment against the Borrower or any Subsidiary of the Borrower in an amount of at least $75,000,000 (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage);

(iii) any environmental claim or any other action or investigation with respect to the existence or potential existence of any hazardous substances instituted or threatened with respect to the Borrower or any Subsidiary of the Borrower or any of the properties or facilities owned, leased or operated by the Borrower or such Subsidiary which could reasonably be expected to have a Material Adverse Effect, and any known condition or occurrence on any of the properties or facilities owned, leased or operated by the Borrower or such Subsidiary which constitutes a violation of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws in each case which could reasonably be expected to have a Material Adverse Effect; and

(iv) the occurrence of any ERISA Event, together with (A) a written statement of a Financial Officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower or its ERISA Affiliates have taken and propose to take with respect thereto, (B) a copy of any notice with respect to such ERISA Event that may be required to be filed by the Borrower or its ERISA Affiliates with the PBGC and (C) a copy of any notice delivered by the PBGC to the Borrower or an ERISA Affiliate with respect to such ERISA Event.

(e) Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the Borrower’s properties; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower is maintaining adequate reserves with respect thereto in accordance with GAAP.

(f) Maintenance of Books and Records; Inspection. The Borrower will and will cause each of its Subsidiaries to, (i) maintain in all material respects complete and adequate books and records of its transactions in accordance with good accounting practices on the basis of GAAP and in material compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Bank to visit and inspect its properties and examine or audit its books and records and their accounts receivable and inventory and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees, in each case, all at the expense of the Administrative Agent or Bank, upon ten (10) Business Days’ prior notice to the Borrower and during the Borrower’s normal business hours and no more frequently than once during any fiscal year unless

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an Event of Default has occurred and is continuing; provided, however, that the Borrower reserves the right to restrict access to any of its or its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security.

(g) Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(h) Further Assurances. The Borrower will execute and deliver to the Administrative Agent and each Bank, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Administrative Agent or any Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents to which the Borrower is a party.

(i) Subsidiaries. If the Borrower creates, forms or acquires any Subsidiary which owns more than 10% of the consolidated assets of such Borrower and its Subsidiaries on or after the date of this Agreement, the Borrower will, contemporaneously with the creation, formation or acquisition of such Subsidiary, cause such Subsidiary to execute a guaranty agreement with respect to the Borrower’s Obligations of the Borrower in a form reasonably acceptable to the Administrative Agent, provided that no such Subsidiary shall be required to execute a guaranty agreement so long as prohibited to do so by any regulatory authority having jurisdiction over it. Notwithstanding the foregoing, (i) in no event shall Spire Missouri or Spire Alabama, or any of their respective Subsidiaries, be required to guarantee any obligations of Parent, and (ii) no Subsidiary that is a Foreign Subsidiary of any Borrower shall be required to execute a guaranty agreement if, in the reasonable opinion of the Borrower, entering into such guaranty agreement may have adverse tax consequences under Section 956 of the Code or other applicable laws.

6.02 Maximum Consolidated Capitalization Ratio. The Borrower will have, at the end of each of its fiscal quarters (commencing with the first fiscal quarter end date occurring after the Funding Date), a Consolidated Capitalization Ratio of not more than seventy percent (70%).

6.03 Negative Covenants. The Borrower covenants and agrees that, so long as the Administrative Agent and any Bank have any obligation to make any Loan under this Agreement, or any of the Borrower’s Obligations remain unpaid, unless the prior written consent of the Required Banks is obtained (other than contingent indemnification or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted):

(a) Limitation on Liens. The Borrower will not, and will not cause or permit any Subsidiary of the Borrower to, create, incur or assume, or suffer to be incurred or to exist, any Lien

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on any of its property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(b) Consolidation, Merger, Sale of Property, Etc.

(i) The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, provided that in any merger or consolidation involving the Borrower, (A) the Borrower shall be the surviving Person, (B) after giving effect thereto, at least two of the Borrower’s Debt Ratings by S&P, Moody’s and Fitch shall be no lower than BBB-, Baa3, BBB-, respectively and (C) such merger or consolidation would not reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under this Agreement.

(ii) The Borrower will not, and will not cause or permit any Subsidiary of the Borrower to, (A) sell, assign, lease, transfer, abandon or otherwise dispose of any of its property (including, without limitation, any shares of Capital Stock or other equity interests of a Subsidiary owned by the Borrower or another Subsidiary of the Borrower) or (B) issue, sell or otherwise dispose of any shares of Capital Stock or other equity interests of any Subsidiary of the Borrower; provided, however, that the Borrower and such Subsidiary may (1) sell, assign, lease, transfer, abandon or otherwise dispose of (x) any of its natural gas inventory or past-due accounts receivable in the ordinary course of business, (y) any of its property to the Borrower or any Subsidiary of the Borrower, provided that, if at any time more than ten percent (10%) of the consolidated assets of the Borrower and all of its Subsidiaries are transferred from the Borrower to a Subsidiary of the Borrower, such Subsidiary shall then execute a guaranty agreement with respect to the Borrower’s Obligations in a form reasonably acceptable to the Administrative Agent and Required Banks (except that no such Subsidiary shall be required to execute a guaranty agreement if such Subsidiary is expressly exempted from providing a guaranty agreement pursuant to Section 6.01(i)), and (z) any of its other property (whether in one transaction or a series of transactions) so long as the value of such property sold, assigned, leased, transferred, abandoned or otherwise disposed of in any fiscal year under this subsection (z) (including in connection with Permitted Securitizations) shall not exceed ten percent (10%) of the consolidated assets of the Borrower and all of its Subsidiaries as determined on a consolidated basis as of the last day of the immediately preceding fiscal year, and (2) issue to any Person shares of Capital Stock of any non-Material Subsidiary that is not a guarantor hereunder; and provided further, however, that (A) nothing in this Agreement shall limit or restrict the Borrower’s use of financial instruments or natural gas contracts under its gas supply risk management program, (B) nothing in this Section shall restrict the Borrower or any of its Subsidiaries from (x) forming any Subsidiary or (y) issuing any Capital Stock or other equity interests of such Person to the Borrower or any of its direct or indirect wholly-owned Domestic Subsidiaries, and (C) nothing in this Agreement shall restrict the Borrower from issuing Capital Stock if such issuance would not result in a Change of Control Event.

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(c) Sale or Discount of Accounts. The Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its notes or accounts receivable or chattel paper generated from the sale of natural gas, except for (i) past due accounts that may be disposed of as provided in Section 6.03(b)(ii), and (ii) Permitted Securitizations that comply with clause (3) of Section 6.03(b)(ii).

(d) Transactions with Affiliates. The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate) except pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to: (i) any issuances of stock to the Borrower, (ii) payment of any lawful distributions on its issued stock, and (iii) payment or grant of reasonable compensation, benefits and indemnities to any director, officers, employee or agent of the Borrower or any Subsidiary of the Borrower. Notwithstanding the foregoing, nothing in this Section 6.03(d) shall restrict transactions with any Affiliate that have been approved by or are entered into pursuant to any orders or decisions of any Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries, including without limitation the Federal Energy Regulatory Commission, the Missouri Public Service Commission or the Alabama Public Service Commission (or any successor commission or organization).

(e) Changes in Nature of Business. The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, materially alter the general nature of the business of the Borrower and its Subsidiaries, considered as a whole, from the general nature of the business and reasonable extensions thereof engaged in by the Borrower and its Subsidiaries as of the date of this Agreement.

(f) Permitted Investments; Acquisitions. The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, directly or indirectly, make any Investments except for Permitted Investments. The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, directly or indirectly, make any Acquisitions the result of which would be to change substantially the general nature of the business engaged in by the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement and reasonable extensions thereof.

(g) Limitations on Restrictive Agreements. The Borrower will not, and it will not cause or permit any Subsidiary of the Borrower to, enter into, or permit to exist, any agreement with any Person which prohibits the Borrower or such Subsidiary, as the case may be, from performing its contractual obligations under this Agreement.

6.04 Use of Proceeds. The Borrower covenants and agrees that the proceeds of the Loans will be used exclusively to (a) finance the Specified Acquisition and (b) pay fees, commissions and expenses in connection with the Transactions. The Borrower shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly use the proceeds of any Loan for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt

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Practices Act of 1977 or other similar legislation in other jurisdictions, to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, or in any other manner that will result in the violation of any applicable Sanctions by any Person participating in the financing transaction contemplated by this Agreement, whether as Bank, Lead Arranger, Administrative Agent or otherwise.

SECTION 7. EVENTS OF DEFAULT.

If any of the following shall occur and be continuing (each of the following herein sometimes called an “Event of Default”):

7.01 The Borrower shall fail to pay any of the Borrower’s Obligations constituting principal due under the Loans as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

7.02 The Borrower shall fail to pay any of the Borrower’s Obligations constituting interest, fees or other amounts (other than principal due under the Loans) within five (5) Business Days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

7.03 Any representation or warranty made by the Borrower in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect on the date as of which it was deemed made;

7.04 The Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 6.01(d), 6.02, 6.03, or 6.04 above, or the Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 2.01(b) or 6.01(a) above and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of any Financial Officer of the Borrower obtaining actual knowledge of such failure or written notice thereof given to the Borrower by the Administrative Agent.

7.05 The Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 7.01, 7.02, 7.03 or 7.04 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to the Borrower by the Administrative Agent or any Bank or (ii) any Financial Officer of the Borrower obtaining actual knowledge of such default;

7.06 This Agreement or any of the other Transaction Documents to which the Borrower is a party shall at any time for any reason (other than termination of this Agreement or such other Transaction Documents, as the case may be, in accordance with its terms) cease to be in full force and effect with respect to the Borrower or shall be declared to be null and void by a court of competent jurisdiction with respect to the Borrower, or if the validity or enforceability thereof shall be contested or denied by the Borrower in writing, or if the transactions completed hereunder or thereunder shall be contested by the Borrower or if the Borrower shall deny in writing that it has any further liability or obligation hereunder or thereunder;

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7.07 The Borrower or any Material Subsidiary of the Borrower, if any, shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

7.08 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary of the Borrower, if any, or of a substantial part of the property or assets of the Borrower or such Material Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary of the Borrower, if any, or of a substantial part of the property or assets of the Borrower or such Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary of the Borrower, if any, and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

7.09 (i) The Borrower or any Material Subsidiary of the Borrower, if any, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt of the Borrower hereunder and Debt under Swap Contracts) having an aggregate principal amount of more than $75,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of any Guarantee in respect thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Material Subsidiary of the Borrower, if any, is the Defaulting Party (as defined in such Swap Contract) or (B) any Additional Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Material Subsidiary of the Borrower, if any, is the Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Material Subsidiary of the Borrower, if any, as a result thereof is greater than $75,000,000;

7.10 The Borrower or any Material Subsidiary of the Borrower, if any, shall have a final judgment in an amount in excess of $75,000,000 (to the extent not paid or covered by insurance

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provided by a carrier who has acknowledged coverage) entered against it by a court having jurisdiction in the premises and such judgment shall continue unsatisfied for sixty (60) days; provided, however, that if such judgment provides for periodic payments over time, then the Borrower or such Material Subsidiary of the Borrower, if any, shall have a grace period of thirty (30) days with respect to such periodic payment;

7.11 The occurrence of any Change of Control Event; or

7.12 Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events or conditions that have occurred or are then existing, has or could reasonably be expected to result in a Material Adverse Effect; then, and in each such event (other than an event described in Sections 7.07 or 7.08), the Administrative Agent may, with the consent of the Required Banks, or shall, upon the request of the Required Banks, (i) declare that the obligation of the Banks to make Delayed Draw Term Loans under this Agreement have terminated, whereupon such obligations of the Banks shall be immediately and forthwith terminated, (ii) declare the entire outstanding principal balance of and all accrued and unpaid interest on the Loans and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Loans and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) [reserved] and (iv) exercise any and all other rights and remedies against the Borrower which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 7.07 or 7.08, the obligation of the Banks to make Delayed Draw Term Loans under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Loans and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Administrative Agent and the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.

SECTION 8. ADMINISTRATIVE AGENT

8.01 Appointment and Authority. Each of the Banks hereby irrevocably appoints BMO to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 8.06, the provisions of this Section are solely for the benefit of the Administrative Agent and the Banks and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

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8.02 Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

8.03 Exculpatory Provisions. The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Lead Arranger and their respective Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Lead Arranger or their respective Related Parties in any capacity.

None of the Administrative Agent, the Lead Arranger or their respective Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07 and Section 7) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Bank.

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None of the Administrative Agent, the Lead Arranger or their respective Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than, with respect to the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.06 Resignation of Administrative Agent. The Administrative Agent may resign as Administrative Agent for the Banks under this Agreement and the other Transaction Documents at any time by giving notice in writing to the Banks and the Borrower. Such resignation shall take effect upon appointment of such successor Administrative Agent. Upon receipt of any such notice of resignation and subject to the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), the Required Banks shall have the right to appoint a successor Administrative Agent who shall be a Bank and who shall be entitled to all of the rights of, and vested with the

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same powers as, the original Administrative Agent under this Agreement and the other Transaction Documents. In the event a successor Administrative Agent shall not have been appointed within the thirty (30) day period following the giving of notice by the Administrative Agent, subject to the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), the Administrative Agent may appoint its own successor; provided that if the Administrative Agent shall notify the Borrower and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks under any of the Transaction Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction Documents, the provisions of this Section and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

8.07 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that none of the Administrative Agent, the Lead Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Lead Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Lead Arranger or any of their respective Related Parties to any Bank as to any matter, including whether the Administrative Agent, the Lead Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Bank expressly acknowledges, represents and warrants to the Administrative Agent and the Lead Arranger that (a) the Transaction Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Transaction Documents to which it is a party as a Bank for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial

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loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, any other Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Transaction Documents and (e) it has made its own independent decision to enter into this Agreement and the other Transaction Documents to which it is a party and to extend credit hereunder and thereunder. Each Bank also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Bank or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 8.07.

8.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Lead Arranger or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

8.09 Enforcement. Each Bank hereby agrees that, except as otherwise provided in any Transaction Documents or with the written consent of the Administrative Agent and the Required Banks, it will not take any enforcement action, accelerate obligations under any Transaction Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, Uniform Commercial Code sales or other similar dispositions of collateral, if any.

8.10 [Reserved].

8.11 Erroneous Payments.

(a) Each Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not

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preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Bank that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Bank, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Bank, such Bank shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Delayed Draw Term Loan Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Delayed Draw Term Loan Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous

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Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.09 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document against any amount due to the Administrative Agent under this Section 8.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Borrower’s Obligations, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on its Borrower’s Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Borrower’s Obligations, the Borrower’s Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Bank, the termination of the Delayed Draw Term Loan Commitments or the repayment, satisfaction or discharge of all Borrower’s Obligations (or any portion thereof) under any Transaction Document.

(g) Nothing in this Section 8.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 9. GENERAL.

9.01 No Waiver; Remedies Cumulative. No failure or delay by the Administrative Agent or any Bank in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of the Administrative Agent or any Bank to exercise any statutory or common law right of banker’s lien or set-off. No course of dealing between the Borrower, the Administrative Agent or the Banks or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Transaction Document or to constitute a waiver of any Default or Event of Default. No notice to

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or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Bank to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but specifically excluding any trust or segregated accounts) at any time held by such Bank and any and all other indebtedness at any time owing by such Bank or any such Affiliate to or for the credit or account of the Borrower against any and all of such Borrower’s Obligations now or hereafter existing under this Agreement irrespective of whether or not such Bank shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Bank as to which it exercised such right of setoff. Each Bank agrees to promptly notify the Borrower after any such set-off and application made by such Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 9.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

9.03 Costs and Expenses; General Indemnity.

(a) Costs and Expenses. The Borrower agrees, whether or not any Loan is made under this Agreement, to pay or reimburse the Administrative Agent and each Bank upon demand for (i) all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent and its Affiliates in connection with the syndication, preparation, documentation, negotiation and/or execution of this Agreement and/or any of the other Transaction Documents, subject to any limitation described in the Commitment Letter, (ii) all recording, filing and search fees and expenses incurred by the Administrative Agent in connection with this Agreement and/or any of the other Transaction Documents, (iii) all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the (A) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any of the other Transaction Documents or (B) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents, (iv) if an Event of Default occurs, all reasonable documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Bank in connection with such

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Event of Default and collection and other enforcement proceedings resulting therefrom and (v) any civil penalty or fine assessed by OFAC against, and all reasonable documented costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Bank as a result of the conduct of the Borrower that violates Sanctions enforced by OFAC. The Borrower acknowledges and agrees that such attorneys’ fees and expenses referred to above shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) retained by the Administrative Agent or any Bank. All of the obligations of the Borrower under this Section 9.03(a) shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

(b) Indemnity by the Borrower. In addition to the payment of expenses pursuant to Section 9.03(a), whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to defend, indemnify, pay and hold the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Bank, any holders of the Loans, and any Related Party of any of the foregoing Persons (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto, provided that the Indemnitees shall share counsel to defend their interests to the extent legally practicable), that may be imposed on, incurred by or asserted against the Indemnitees by any third party or by the Borrower, in any manner relating to or arising out of (i) the execution or delivery of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by the Borrower in connection herewith or therewith, the statements contained in any commitment letters delivered by the Administrative Agent or any Bank, the agreement of the Banks to make the Loans under this Agreement, (ii) any Loan or the use or intended use of the proceeds thereof, (iii) any actual or alleged presence or release of hazardous substances on or from any property owned or operated by the Borrower, or any environmental claim related in any way to the Borrower or any of its Subsidiaries and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (collectively, the “Indemnified Liabilities”); provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnitee’s own fraud, gross negligence or willful misconduct or a material breach in bad faith by such Indemnitee of its obligations hereunder or (y) a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s funding obligations under this Agreement, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the Borrower’s undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 9.03(b) shall survive satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

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(c) Indemnity by Banks. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 9.03(a) and (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lead Arranger or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), the Lead Arranger or such Related Party, as the case may be, such Bank’s proportion (based on the percentages as used in determining the Required Banks as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Lead Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Lead Arranger in connection with such capacity. The obligations of the Banks under this Section 9.03(c) are subject to the provisions of Section 2.18(a).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereunder shall assert, and each party hereunder hereby waives, any claim against any other party hereunder or any Related Party of the foregoing, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided however that the obligation of the Borrower to indemnify the Indemnitees as otherwise set forth herein arising from claims brought by third parties shall not be limited by the foregoing. None of the Administrative Agent, the Lead Arranger, any Bank or any Related Party of the foregoing shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, that such use was not due to the gross negligence, willful misconduct or material breach in bad faith by such Person as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.04 Notices.

(a) Notices Generally. Each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party as follows: (a) if to the Borrower or the Administrative Agent, to it at the address (or facsimile number) specified for such Person on Schedule 9.04 and (b) if to any Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile, when provided in legible form, shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 or 3 if such Bank has notified the Administrative Agent that is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.05 Consent to Jurisdiction; Waiver of Jury Trial. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT, TO THE EXTENT PERMITTED BY LAW, OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, IF SUCH FEDERAL COURT IS NOT AVAILABLE DUE TO LACK OF JURISDICTION, ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, AS THE INITIATING PARTY MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY OF SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND EACH PARTY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AUTHORIZES THE SERVICE OF PROCESS UPON THE BORROWER BY OVERNIGHT COURIER, SIGNATURE REQUIRED SENT TO ITS ADDRESS SPECIFIED IN SCHEDULE 9.04. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.06 Governing Law. This Agreement and the other Transaction Documents shall be governed by and construed in accordance with the substantive laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations of Law, but excluding all other choice of law and conflicts of law rules).

9.07 Amendments and Waivers.

(a) Any provision of this Agreement or any of the other Transaction Documents to which the Borrower is a party may be amended, modified, discharged, terminated or waived if, but only if, such amendment, modification, waiver, discharge or termination is in writing and is signed by the Borrower and the Required Banks (or by the Administrative Agent at the direction or with the consent of the Required Banks); provided, however, that no such amendment, modification, waiver, discharge or termination shall (i) unless signed by each Bank directly affected thereby (A) increase the Delayed Draw Term Loan Commitment of a Bank (it being understood that a waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default, if agreed to by the Required Banks or all Banks (as may be required hereunder with respect to such waiver), shall not constitute such an increase), (B) reduce the principal amount of or rate of interest on any Loan or any fees hereunder (provided that only the consent of the Required Banks shall be required to waive the applicability of any post-default increase in interest rates), (C) decrease the Delayed Draw Term Loan Commitment of any Bank (other than ratable decreases of the Delayed Draw Term Loan Commitments of each Bank affected in accordance with Section 2.01(d)) or (D) waive, extend or postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder (other than fees payable to the Administrative Agent or the Lead Arranger for its own account), or extend the term of the Availability Period, (ii) unless signed by each Bank, (A) change any provision of this Section or reduce the percentages specified in the definitions of “Required Banks” or change the definition of “Pro Rata Share” or change any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or (B) amend Section 2.09(a) or 2.18 in a manner that would alter the pro rata sharing required thereby or amend or modify any provision of Section 2.09(d), and (iii) unless signed by the Administrative Agent in addition to the Banks as provided hereinabove to take such action, affect the rights or obligations of the Administrative Agent hereunder or under any of the other Transaction Documents. Notwithstanding anything to the contrary herein, each Bank hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Bank (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Transaction Documents if, upon giving effect to such amendment and restatement, such Bank shall no longer be a party to this Agreement (as so amended and restated), the Delayed Draw Term Loan Commitments of such Bank shall have terminated, such Bank shall have no other commitment or other obligation hereunder and shall have been paid in full all

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principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Transaction Documents.

(b) Notwithstanding anything to the contrary herein, (i) no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (A) the Delayed Draw Term Loan Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (B) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank and (ii) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Transaction Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Transaction Document if the same is not objected to in writing by the Required Banks within five (5) Business Days following the posting of such amendment to the Banks.

(c) Notwithstanding the fact that the consent of all Banks is required in certain circumstances as set forth above, each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of title 11 of the U.S. Code supersedes the unanimous consent provisions set forth herein.

9.08 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits refer to annexed Exhibits, which are hereby incorporated herein by reference and all references herein to Schedules refer to annexed Schedules, which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

9.09 Successors and Assigns.

(a) Subject to paragraphs (b), (c) and (d) of this Section 9.09, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, the Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Administrative Agent and each Bank.

(b) Any Bank may at any time, without the consent of, or notice to (except as provided below), the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in its Delayed Draw Term Loan Commitments, any or all of its Loans and/or any or all of its other rights and/or obligations under this Agreement. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations

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under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the applicable Bank will not agree to any amendment, modification or waiver of this Agreement described in clauses (a)(i)(A), (a)(i)(B) or (a)(i)(D) of Section 9.07 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17 and 2.20 of this Agreement with respect to its participating interest, but the Borrower’s liability in respect thereof shall not be greater than its liability thereunder to the Bank granting the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Bank; provided such Participant agrees to be subject to Section 2.18 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Delayed Draw Term Loan Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Delayed Draw Term Loan Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding the foregoing, so long as no Event of Default under this Agreement has occurred and is continuing, any Bank that desires to sell a participation to a Person that is not an Affiliate of such Bank shall first provide to the Borrower written notice of such participation, including the amount of the participation and the identity of the Participant.

(c) Any Bank may at any time assign to one or more assignees (each, an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement (including all or a portion of its Delayed Draw Term Loan Commitments and the Loans at the time owing to it) and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Borrower (provided that the Borrower shall be deemed to have given its consent (x) in the case of an assignment of Delayed Draw Term Loan Commitments, ten (10) Business Days after the date written notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day and (y) in the case of an assignment of Delayed Draw Term Loans, five (5) Business Days after the date written notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day) and, in each case, the Administrative Agent which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) the minimum amount of any such assignment

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shall be $5,000,000 (except in the case of an assignment of the entire remaining amount of the assigning Bank’s Delayed Draw Term Loan Commitment or Delayed Draw Term Loans, in which case no minimum amount need be assigned), (ii) if any Assignee is an Affiliate of a Bank, an Approved Fund or, immediately prior to such assignment, already a Bank, no consent shall be required for such assignment and (iii) if any Event of Default under this Agreement has occurred and is continuing, the consent of the Borrower to such assignment shall not be required. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (h) of this Section, upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans, in each case, as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required but the transferor Bank shall continue to be entitled to the benefits of Sections 2.10, 2.13, 2.15, 2.17, 2.20 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and/or the Assignee, as applicable. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 and if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; provided that in the case of an assignment to a Bank, Approved Fund or Affiliate of a Bank, no such fee shall be required.

(d) Any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and its Loans to secure its obligations, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank in accordance with applicable law. No such pledge or assignment shall release the transferor Bank from any of its obligations hereunder.

(e) No such assignment shall be made to (A) the Borrower or any of its Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(f) No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(g) In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued

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thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(h) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices specified in Schedule 9.04, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Delayed Draw Term Loan Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Transaction Documents is pending, any Bank wishing to consult with other Banks in connection therewith may request and receive from the Administrative Agent a copy of the Register.

9.10 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

9.11 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

9.12 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Transaction Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and

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Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Borrower, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.

9.13 Confidentiality. Any information received by any Bank or the Lead Arranger from the Borrower (or from the Administrative Agent on the Borrower’s behalf), (i) shall be treated as confidential by such Bank or the Lead Arranger in accordance with its customary practices and procedures and (ii) with respect to any information or materials received prior to the Effective Date, shall be used solely for the purposes of providing the services that are subject to the Commitment Letter and for no other purpose. Notwithstanding such agreement, nothing herein contained shall limit or impair the right or obligation of any Bank or the Lead Arranger to disclose such information: (a) to its auditors, attorneys, trustees, employees, directors, officers, advisors, Affiliates or agents (collectively, the “Representatives”) and such Affiliates’ Representatives who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and, with respect to any information or material received prior to the Effective Date, to use such information solely for the purposes of providing services that are the subject of the Commitment Letter and for no other purpose; provided that such Bank or the Lead Arranger shall remain liable for any breach by its Representatives of such confidentiality provisions, (b) when and as required by any law, ordinance, subpoena or governmental order, rule or regulation (in which case, such Bank or the Lead Arranger shall promptly notify the Borrower, in advance to the extent permitted by law, and will only disclose that portion of the nonpublic information received by it that such Bank or the Lead Arranger is so required to disclose), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (d) which is publicly available or readily ascertainable from public sources, to the extent any such information becomes publicly available other than by reason of disclosure by such Bank or the Lead Arranger,

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or their respective affiliates or Representatives in breach of this Section, or which is received by any Bank or the Lead Arranger from a third Person which is not known by such Bank or the Lead Arranger to be bound to keep the same confidential, (e) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or any governmental agency, commission, authority, board or similar entity (in which case, such Bank or the Lead Arranger shall promptly notify the Borrower, in advance to the extent permitted by law, and will only disclose that portion of the nonpublic information received by it that such Bank or the Lead Arranger is so required to disclose), (f) in connection with protection of its interests under this Agreement, the Notes or any of the other Transaction Documents, including, without limitation, the enforcement of the terms and conditions of this Agreement, the Notes and the other Transaction Documents or for purposes of establishing a “due diligence” defense, (g) to any actual or prospective Participant or Assignee (it being understood and agreed that prior to disclosure of any confidential information to any actual or prospective Participant or Assignee, such actual or prospective Participant or Assignee shall have agreed in writing to be bound by the terms and provisions of this Section 9.13), (h) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (i) on a confidential basis to a rating agency in connection with rating such Bank or its Subsidiaries or the credit facility. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority. For purposes of this Section, “information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or such Subsidiary or any of their respective businesses, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

9.14 USA Patriot Act Notice. Each Bank that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower or any of its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries in accordance with the PATRIOT Act.

9.15 Subsidiary Reference. Any reference in this Agreement to a Subsidiary of the Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to the Borrower and its Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent the Borrower has any Subsidiaries and, if applicable, to the extent any such Subsidiaries are consolidated with the Borrower for financial reporting purposes in accordance with GAAP.

9.16 No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger, the Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lead Arranger, the Banks or their respective Affiliates and no such duty will be deemed to have

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arisen in connection with any such transactions or communications. The Administrative Agent, the Banks, and their respective Affiliates may be involved in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent and the Banks have no obligation to disclose any of such interests to the Borrower or any of its Affiliates.

9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.18 Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Term Loan Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions

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involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Bank’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Term Loan Commitments and this Agreement;

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Delayed Draw Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Term Loan Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Lead Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Delayed Draw Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the

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Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“FDIC” means the Federal Deposit Insurance Corporation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

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IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Banks have executed this Agreement as of the day and year first above written.

BORROWER: SPIRE INC.

By: ___________________________

Name: ___________________________

Title: ___________________________

Signature Page to Spire 2025 Delayed Draw Term Loan Agreement

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Administrative Agent: BANK OF MONTREAL, as a Bank and the Administrative Agent

By: _____________________________

Name: _____________________________

Title: _____________________________

Signature Page to Spire 2025 Delayed Draw Term Loan Agreement

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BANK: [ ], as a Bank

By: _____________________________

Name: _____________________________

Title: ___________________________

Signature Page to Spire 2025 Delayed Draw Term Loan Agreement

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